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                                                                    EXHIBIT 99.1


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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                      AMONG
                     THE SHAREHOLDER OF SOFTPRO CORPORATION,
                              SOFTPRO CORPORATION,
                              SOFTPRO MERGER CORP.
                                       AND
                            MICRO GENERAL CORPORATION



                           Dated as of July 13, 2001





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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     This Agreement and Plan of Merger is entered into as of July 13, 2001, among Loren B. Harrell ("Holder"), SoftPro Corporation, a North Carolina corporation (the "Company"), SoftPro Merger Corp., a California corporation ("Merger Sub") and Micro General Corporation, a Delaware corporation ("Parent").

                                R E C I T A L S:

     A. The respective Boards of Directors of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the "Merger") and adopted this Agreement, in accordance with the laws of the State of California ("California Law") and the laws of the State of North Carolina ("North Carolina Law"), as applicable;

     B. The parties hereto intend that the transactions contemplated in this Agreement will qualify as a forward triangular merger of the Company with and into the Merger Sub in a tax-free reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(D);

     C. The Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

     D. The Holder desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                                A G R E E M E N T

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. Such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined. Unless the context of this Agreement clearly requires otherwise, references to any gender include all genders. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

     "AAA" shall have the meaning set forth in Section 10.4.


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     "Accountants": shall have the meaning set forth in Section 2.6(c).

     "Additional Escrow Shares": has the meaning set forth on Section 9.7(b).

     "Affiliate": of a specified Person means, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. From and after the Closing, the Surviving Corporation shall be an Affiliate of Parent.

     "Aggregate Company Share Number": means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Date.

     "Agreement": means this Agreement and Plan of Merger and Reorganization (including all Schedules and Exhibits attached hereto, as the same from time to time may be amended, supplemented or waived.)

     "Articles of Merger": has the meaning set forth in Section 2.1.

     "Base Share Price": means the price per share equal to the average closing price of Parent Common Stock for the fifteen (15) trading days ending three (3) Business Days prior to the date of this Agreement, as adjusted for any stock dividends, stock splits, combinations of shares, recapitalization, merger, consolidation, restructuring or other reorganization.

     "Breach": of a representation, warranty, covenant or agreement means any inaccuracy in or breach of or failure to perform or comply with such representation, warranty, covenant or agreement.

     "Business Day": means any day other than a Sunday, a Saturday, or any other day on which banks in the State of California are required or authorized to be closed.

     "California Law": has the meaning set forth in Recital A.

     "CCC": has the meaning set forth in Section 2.1.

     "Certificate": has the meaning set forth in Section 2.4(b).

     "Certificates of Merger": has the meaning set forth in Section 2.1.

     "Claims" has the meaning set forth in Section 10.4.

     "Closing": has the meaning set forth in Section 3.1.

     "Closing Date": shall have the meaning set forth in Section 3.1.

     "Closing Date Balance Sheet": shall have the meaning set forth in Section 2.6(a).


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     "COBRA": has the meaning set forth in Section 4.20(a)(ii).

     "Code": means the Internal Revenue Code of 1986, as amended or any successor law, and the rules and regulations promulgated thereunder.

     "Commitment": means any contract, agreement, lease, promissory note or other evidence of indebtedness, security agreement, deed of trust, commitment, or other arrangement.

     "Company": has the meaning set forth at the head of this Agreement.

     "Company Commitment": means any Commitment (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "Company Common Stock": means, collectively, the Class A voting common stock, no par value, and Class B non-voting common stock, no par value, of the Company, and also shall include any securities issued or issuable with respect to such common stock prior to the Effective Date by way of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, restructuring or other reorganization.

     "Company Option Plan" has the meaning set forth in Section 6.1(m).

     "Competitive Products and Services": has the meaning set forth in Section 6.1(g)(i).

     "Confidential Information": has the meaning set forth in Section 6.1(h).

     "Confidentiality Agreement": means that certain Mutual Confidentiality Agreement dated February 23, 2001 and entered into by and between the Company and Parent.

     "Consent": has the meaning set forth in Section 4.7.

     "Constituent Corporations": has the meaning set forth in Section 2.1.

     "Copyright": means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.

     "Debt": means, as to any Person, all obligations for payment of principal, interest, penalties and collection costs thereof, with respect to money borrowed, incurred or assumed (including guarantees), and other similar obligations in the nature of a borrowing by which such Person will be obligated to pay.

     "Disclosing Party": has the meaning set forth in Section 6.1(h).

     "Dispute Notice": has the meaning set forth Section 2.6(c).

     "Effective Date": has the meaning set forth in Section 2.1.



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     "Employee Benefit Plan": has the meaning set forth in Section 4.20(a).

     "Employment Agreement": means the employment agreement to be entered into between the Surviving Corporation and Loren B. Harrell in the form attached hereto as Exhibit A.

     "ERISA": means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and the rules and regulations promulgated thereunder.

     "Escrow Agent": has the meaning set forth in Section 9.7(a).

     "Escrow Agreement": has the meaning set forth in Section 9.7(a).

     "Escrow Fund": shall mean the escrow fund containing the Escrow Shares and the Additional Escrow Shares.

     "Escrow Period": means the period commencing on the Closing Date and terminating on the Escrow Termination Date.

     "Escrow Shares": means ten percent (10%) of the Merger Shares.

     "Escrow Termination Date": means the first anniversary of the Closing.

     "Escrow Terms": has the meaning set forth in Section 9.7(a).

     "Exchange Act": has the meaning set forth in Section 4.4(b).

     "Exchange Ratio": means the quotient obtained by dividing the total number of Merger Shares by (ii) the Aggregate Company Share Number.

     "Expiration Date": has the meaning set forth in Section 9.3(a).

     "Fairness Hearing": means a fairness hearing held before the Securities Division of the Department of the Secretary of State of the State of North Carolina, pursuant to Section 78A-30 of the North Carolina Securities Act and
Section 3(a)(10) of the Securities Act in order to secure an exemption from registration under the Securities Act for the Merger Shares.

     "Fairness Order": has the meaning set forth in Section 6.1(j)(ii).

     "Final Closing Share Price": means the price per share equal to the average closing price of Parent Common Stock for the fifteen (15) trading days ending three (3) Business Days prior to the Closing.

     "Form 10-K": has the meaning set forth in Section 5.8.

     "Form 10-Q": has the meaning set forth in Section 5.8.

     "GAAP": means United States generally accepted accounting principles as in effect from time to time.



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     "Hazardous Material": has the meaning set forth in Section 4.19(c).

     "High Share Price": means a price per share equal to one hundred twenty percent (120%) of the Base Share Price.

     "Holder": has the meaning set forth at the head of this Agreement.

     "Holder Indemnitees": has the meaning set forth in Section 9.2.

     "Indemnified Party": has the meaning set forth in Section 9.4(a).

     "Indemnifying Party": has the meaning set forth in Section 9.4(a).

     "Know-How": means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

     "Knowledge": Each of the Company and the Holder shall be deemed to have "Knowledge" of a particular fact or other matter if Holder, Gill McNeil or Joyce Weiland has, or at any time has had, actual knowledge of such fact or other matter, or should have had actual knowledge thereof after reasonable inquiry, given such individual's office and industry standards.

     "Laws": has the meaning set forth in Section 4.4 (a).

     "Lien": means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement or similar document under the Uniform Commercial Code or similar law of any jurisdiction and including any lien or charge arising by statute or other law other than: (i) mechanic's, materialmen's, and similar liens imposed by law and created in the ordinary course of business that are not yet due; (ii) liens for Taxes not yet due and payable; (ii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business of the Company in connection with worker's compensation, unemployment insurance or other types of social security; and (iii) the Liens described in Schedule 1.1.

     "Losses": means, collectively, claims, diminution in value, liabilities (including Tax liabilities), fines, costs, judgments, penalties or proceedings (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, consulting fees, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder.

     "Low Share Price": means a price per share equal to eighty percent (80%) of the Base Share Price.


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     "Mark": means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, and any right that may exist to obtain a registration with respect thereto from any governmental authority and any rights arising under any such application. As used in this Agreement, the term "Mark" includes trademarks and service marks.

     "Material Adverse Effect": means with respect to any specified Person, a fact, event or circumstance which has had or could reasonably be expected to have a material adverse effect on the assets, business, liabilities, operations or condition, financial or otherwise, of such Person taken as a whole; provided, however, that, with respect to each of the Company and Parent, none of the following, either individually or in the aggregate, shall be deemed to constitute a Material Adverse Effect; (i) any adverse event, change or effect that is primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which the Company conducts business; (ii) any adverse event, change or effect that is primarily caused by conditions generally affecting the specific industry in which such Person is engaged; (iii) any adverse event, change or effect that is primarily caused by the announcement or pendency of the Merger or the transactions contemplated hereby, including, without limitation, with respect to the Company, a shortfall in the Company's revenues as a result of delays in customer orders (including the effects on the Company's operating income that result directly from such revenue shortfall), which delays result from the announcement and pendency of the Merger or the loss of Company employees or managers as a result of the announcement and pendency of the Merger or the Parent's proposed employment retention plan and benefits for such employees and managers (including, without limitation, any proposed or planned stock options for such employees and managers); provided, further, a decline in the price of the Merger Shares shall not in and of itself constitute a Material Adverse Effect of Parent.

     "Material Share Price Change": has the meaning set forth in Section 2.5(a).

     "Merger": has the meaning set forth in Recital A.

     "Merger Consideration": has the meaning set forth in Section 2.4(a).

     "Merger Share Per Share Value": shall mean, with respect to any Merger Shares to be delivered to Parent by Holder in satisfaction of any indemnity obligation of the Holder hereunder, the greater of (i) the Final Closing Share Price, as adjusted pursuant to Section 2.5 and for any stock dividends, stock splits, combinations of shares, recapitalization, merger, consolidation, restructuring or other reorganization; or (ii) the average of the closing prices of the Parent Common Stock on NASDAQ for the twenty (20) trading days ending two
(2) trading days preceding the date of delivery of such Merger Shares to the Parent.

     "Merger Shares": has the meaning set forth in Section 2.4(a).

     "Merger Sub": has the meaning set forth at the head of this Agreement.

     "Most Recent Balance Sheet Date": has the meaning set forth in Section 4.6.

     "Most Recent Financial Statements": has the meaning set forth in Section
4.6.

     "NCBCA": has the meaning set forth in Section 2.1.

     "North Carolina Law": has the meaning set forth in Recital A.


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     "Officers' Certificate": has the meaning set forth in Section 9.9.

     "Parent": has the meaning set forth at the head of this Agreement.

     "Parent Common Stock": means the common stock, par value $.05 of the Parent, and also shall include any securities issued or issuable with respect to such common stock prior to the Effective Date by way of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, restructuring or other reorganization.

     "Parent Financial Statements": has the meaning set forth in Section 5.8.

     "Parent Indemnitees": has the meaning set forth in Section 9.1.

     "Parent SEC Documents": has the meaning set forth in Section 5.8.

     "Patent": means any patent granted by the U.S. Patent and Trademark Office, or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

     "Permits": has the meaning set forth in Section 4.12.

     "Person": means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, joint venture or other legal entity, including any governmental authority, body or agency.

     "Preliminary Closing Date Balance Sheet": means the draft unaudited balance sheet of the Company as of the time immediately prior to the Effective Date prepared by the Holder in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6, and reasonably acceptable to the Chief Financial Officer of Parent.

     "Premises": has the meaning set forth in Section 4.19(a).

     "Prime Rate": means the per annum rate of interest from time to time by Bank of America, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Parent and Holder) as its prime rate of interest, in effect from time to time.

     "Proprietary Rights": means Copyrights, Marks, Trade Secrets, Trade Names and Patents.

     "Registration Rights Agreement": means the Registration Rights Agreement in the form attached hereto as Exhibit B.

     "SEC": has the meaning set forth in Section 5.8.

     "Securities Act": means the Securities Act of 1933, as amended.

     "Share Consideration": has the meaning set forth in Section 2.4(a).


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     "Shareholders' Equity": means the shareholder's equity of the Company.

     "Shareholders' Equity Threshold": has the meaning set forth in Section 2.6(b).

     "Software": means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term "Software" also includes all written or electronic materials that explain the structure or use of Software or that were used in the development of Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

     "Surviving Corporation": has the meaning set forth in Section 2.1.

     "Taxes": has the meaning set forth in Section 4.8.

     "Tax Returns": has the meaning set forth in Section 4.8.

     "Territories": has the meaning set forth in Section 6.1(g).

     "Trade Name": means any word, name or symbol used by a Person to identify its business.

     "Trade Secrets": means business or technical information of any Person including, but not limited to, customer lists and Know-how, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

     "Transaction Documents": means this Agreement, the Registration Rights Agreement, the Confidentiality Agreement, the Employment Agreement, the Escrow Agreement and the other documents to be executed by the parties in connection herewith.

     "Year-End Financial Statements": has the meaning set forth in Section 4.6.

                                   ARTICLE II

                                     MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on but in no event later than the Closing Date, an agreement of merger in the form of Exhibit C-1 ("Certificate of Merger") and Articles of Merger in the form of Exhibit C-2 ("Articles of Merger"; collectively with the Certificate of Merger, the "Certificates of Merger") shall be duly executed by Merger Sub and the Company, as applicable, and thereafter delivered to the Secretary of State of the State of California and the Secretary of State of the State of North Carolina, for filing, as provided in the California Corporations Code ("CCC") and the North Carolina Business Corporation Act ("NCBCA"), respectively. The Merger shall become effective at the close of business on the date specified therefor in the Certificates of Merger (such time and date being herein called the "Effective Date"). On the Effective Date, in accordance with this Agreement, North Carolina Law and California Law, the Company shall be merged


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with and into Merger Sub, the separate existence of the Company shall cease, and
Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the corporate name to be set forth in the Certificates of Merger. Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations."

     Section 2.2 Effect of the Merger. On and after the Effective Date: (a) the Merger in all respects shall have the effect provided for in Section 1107 of the CCC, and Section 55-11-06 of the NCBCA and in this Agreement; (b) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of the Constituent Corporations;
(c) the Surviving Corporation shall be subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; (d) all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; (e) all property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to real estate (if any) vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; (f) all rights of creditors and all Liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and (g) all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred by it.

     Section 2.3 Charter Documents; Directors; Officers. On the Effective Date, the Certificate of Incorporation and the By-laws of Merger Sub, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation, until thereafter amended as provided therein and under California Law. At the Effective Date, the officers and directors of Merger Sub immediately prior to the Effective Date shall become the officers and directors of the Surviving Corporation, until their successors are elected and qualified.

     Section 2.4 Consideration; Conversion of Shares.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be distributed to the Holder shall be
(i) $1,750,000 in cash (the "Cash Consideration"); plus, (ii) subject to the collar set forth in Section 2.5, that number of shares of Parent Common Stock (each such share, a "Merger Share," and all such shares, collectively, the "Share Consideration" or the "Merger Shares") derived by dividing (A) $5,390,000; by (B) the Final Closing Share Price (the Cash Consideration and the Share Consideration are collectively, the "Merger Consideration"). Subject to the provisions of Section 2.7 regarding fractional shares and Section 2.4(d) regarding the escrow of a portion of the Merger Shares, the Share Consideration shall be delivered on the Effective Date to the Holder in the form of stock certificates of Parent Common Stock, duly issued in the name of the Holder; provided, however, that if the Holder fails to deliver at the Closing (A) the certificates representing the Holder's shares of Company Common Stock duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, or (B) in the case of lost certificates, an affidavit and indemnification agreement in form and substance reasonably satisfactory to Parent, then



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Parent and Merger Sub shall not be required to deliver to the Holder the Merger
Shares with respect to the shares of Company Common Stock represented by the Holder's certificates until such time as such certificates or such affidavit and indemnification agreement are so delivered to Parent and Merger Sub.

     (b) As of the Effective Date, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Holder:

          (i) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and automatically converted into the right to receive a number of Merger Shares equal to the Exchange Ratio. Each stock certificate that immediately prior to the Effective Date represented issued and outstanding shares of Company Common Stock (each, a "Certificate") shall represent for all purposes only the right to receive a pro-rata portion of the Merger Consideration.

          (ii) Each share of Company Common Stock held in the treasury of the Company (if any) immediately prior to the Effective Date shall automatically be canceled and retired and cease to exist and no payment shall be made with respect thereto.

          (iii) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Date shall constitute a validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

     (c) On the Effective Date, and subject to and in accordance with the provisions of Escrow Terms, Parent shall, on behalf of the Holder, deliver to the Escrow Agent, in trust and pursuant to the terms of the Escrow Agreement, certificates representing the Escrow Shares. The Escrow Shares shall be registered in the name of the Escrow Agent as nominee for the Holder. Such shares shall be beneficially owned by Holder and such shares shall be held in escrow and shall be available to compensate Parent for certain Losses as provided in Section 9.9 and the Escrow Terms. To the extent not used for such purposes, such shares shall be released as provided in the Escrow Terms. The availability to Parent of the Escrow Fund shall not limit any other rights or remedies to which Parent is otherwise entitled under this Agreement.

     (d) On the Effective Date, Parent shall issue and deliver, or cause to be issued and delivered, for exchange in accordance with this Section 2.4, certificates evidencing the Merger Shares issuable pursuant to Section 2.4(b) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Date. Upon surrender of a Certificate for cancellation to Parent or such agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto, the Holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Parent Common Stock, subject to the Escrow of the Escrow Shares pursuant to the Escrow Terms and the Escrow Agreement, to which the Holder is entitled pursuant to this Section 2.4, plus cash in lieu of fractional shares in accordance with Section 2.7, and the Certificates so surrendered shall be canceled and (ii) for each share of Company Common Stock, that portion of the Cash Consideration equal to the quotient of the Cash Consideration divided by the Aggregate Company Share Number. Until surrendered, each outstanding Certificate that, prior to the Effective Date, represented shares of Company Common Stock will be deemed from


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

and after the Effective Date, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7 and a pro rata portion of the Cash Consideration as set forth above.

     Section 2.5 Collar. Notwithstanding the provisions of Section 2.4, in the event the difference in value (negative or positive), between the Base Share Price and the Final Closing Share Price is greater than an amount equal to twenty percent (20%) of the Base Share Price (a "Material Share Price Change"), the number of Merger Shares deliverable on the Closing shall be calculated in accordance with this Section 2.5. In the event of a Material Share Price Change, the number of Merger Shares to be issued and delivered at the Closing shall be calculated as follows: (A) if the Final Closing Share Price exceeds the Base Share Price, the number of Merger Shares shall be that number of shares of Parent Common Stock obtained by dividing (i) $5,390,000; by (ii) the High Share Price; or (B) if the Final Closing Share Price is less than the Base Share Price, the number of Merger Shares shall be that number of shares of Parent Common Stock obtained by dividing (i) $5,390,000; by (ii) the Low Share Price, as the case may be.

     Section 2.6 Post-Closing Adjustment. Following the Closing, there shall be an adjustment to the Cash Consideration as follows:

     (a) Within sixty (60) days following the Closing, the Holder shall deliver to Parent a balance sheet of the Company as of the time immediately prior to the Effective Date, which shall be prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6, and applied consistently with the manner GAAP is applied in the Preliminary Closing Date Balance Sheet (the "Closing Date Balance Sheet"), together with a certificate signed by the Holder certifying that the Closing Date Balance Sheet (A) is complete and accurate in all material respects and has been derived from the books and records of the Company, (B) presents fairly in all material respects the financial condition of the Company as of the date thereof without giving effect to the consummation of the Closing in accordance with GAAP, subject to the exceptions and subject to the adjustments and exceptions set forth on Schedule 2.6, and (C) has been prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6.

     (b) Parent shall have thirty (30) days to review and approve the Closing Date Balance Sheet following the receipt thereof. Subject to its right to dispute any item(s) included in the Closing Date Balance Sheet as provided below, to the extent Shareholders' Equity as set forth in the Closing Date Balance Sheet (as finally determined pursuant to Section 2.6(c)) exceeds Eighty Five Thousand Five Hundred Forty Eight Dollars ($85,548) (the "Shareholders' Equity Threshold"), Parent promptly (and in no event later than five (5) Business Days) shall pay to the Holder the excess in cash or immediately available funds. To the extent Shareholders' Equity as set forth on the Closing Date Balance Sheet (as finally determined pursuant to Section 2.6(c)) is less than the Shareholders' Equity Threshold, the Holder promptly (and in no event later than five (5) Business Days) shall pay to Parent the difference. In the event Parent does not dispute any item(s) included in the Closing Date Balance Sheet as provided below, the Closing Date Balance Sheet shall be final and binding on Parent.



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     (c) Parent may dispute any amounts reflected on the Closing Date Balance
Sheet; provided that any such amounts exceed $5,000 in the aggregate and, provided further, Parent shall notify the Holder in writing (the "Dispute Notice") of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty
(30) days of Parent's receipt of the Closing Date Balance Sheet. Amounts not in dispute shall be paid as set forth in Section 2.6(b). In the event of such a dispute, the Holder shall have thirty (30) days to respond to the items in the Dispute Notice. If after such thirty (30) day period, there remains a dispute as to the Closing Date Balance Sheet that exceeds $5,000, the Holder and Parent shall attempt in good faith for thirty (30) additional days to agree upon the matters in dispute. If Parent and the Holder should so agree, a written statement to such effect shall be signed by both parties and shall be conclusively binding on all parties. In the event the dispute cannot be resolved, the matter shall be referred to an independent "Big Five" public accounting firm mutually agreed upon by the Parent and the Holder (the "Accountants"), which shall resolve the dispute and shall render its decision (together with a brief explanation of the basis therefor) to Parent and the Holder not later than thirty (30) days following submission of the dispute to it; provided, however, that if Parent and the Holder are unable to mutually agree upon an independent public accounting firm, then Parent and the Holder shall each choose an independent "Big Five" public accounting firm and those firms shall appoint a third independent "Big Five" public accounting firm to act as the Accountants. The Accountants shall apply GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6, as such adjustments may be applicable to the issues at hand and shall not have the power to alter, amend, add to or subtract from any term of this Agreement. The Accountants' determination of the disputed items in respect of the Closing Date Balance Sheet will become final and binding on Parent and the Holder on the Business Day after the date upon which a written report setting forth such determination is delivered to Parent and the Holder. The fees and expenses of the Accountants shall be shared equally by Parent, on the one hand, and Holder on the other hand.

     (d) Interest shall accrue on amounts due pursuant to this Section 2.6 from and after the Closing Date until the date of payment at the Prime Rate.

     (e) Following the Closing, Parent will make the work papers and the books, records, and financial staff of the Company and the Surviving Corporation available to the Holder and its accountants and other representatives at reasonable times and upon reasonable notice at any time during the review by the Holder of the Preliminary Closing Date Balance Sheet, the proposed adjustments and the resolution by such parties of any objections thereto.

     Section 2.7 No Fractional Shares. Parent shall not be required to issue fractional shares of Parent Common Stock. If any fraction of a share of Parent Common Stock would be issuable as Share Consideration, Parent may, in lieu of issuing such fractional share, pay to the applicable Holder for any such fraction of a share an amount in cash equal to the product obtained by multiplying (a) such fraction by (b) the Final Closing Share Price, as adjusted as provided in Section 2.5 above.

     Section 2.8 Tax-Free Treatment. The Merger is intended to constitute a tax-free reorganization pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(D), and the parties shall not report the transaction on any tax return in a manner or take any action inconsistent therewith.

                                   ARTICLE III

                                     CLOSING

     Section 3.1 Effective Date. Subject to the fulfillment of the conditions specified in Article VII, any or all of which may be waived by the respective party or parties whose performance is conditioned upon satisfaction of such conditions, the Merger shall be consummated at a closing (the "Closing") to be held at the offices of Parent at 2510 North Red Hill Avenue, Santa Ana, California (a) on the second Business Day after the grant of a Fairness Order and satisfaction or waiver of all conditions specified in Article VII (other than conditions with respect to actions the respective parties will take at the Closing itself) or, (b) if a Fairness Order is not issued, on the second Business Day following satisfaction or waiver of all conditions specified in
Article VII (other than conditions with respect to actions the respective parties will take at the Closing itself), but in no event pursuant to subsection
(b) any earlier than September 15, 2001, or such other date, time or location as Parent, Merger Sub, the Company and Holder shall mutually agree (such closing date and time being herein referred to as the "Closing Date").

     Section 3.2 Deliveries of Holder. At the Closing, in addition to the other actions contemplated elsewhere herein, the Company and the Holder shall deliver or cause to be delivered to Parent: (a) all Certificates, in accordance with and subject to the provisions of Section 2.4, and (b) all the agreements, documents and instruments required to be delivered by the Holder and/or the Company under
Section 7.2.

     Section 3.3 Deliveries of Parent. At the Closing, Parent shall deliver to the Holder: (a) the Cash Consideration and the Merger Shares, and (b) all the agreements, documents and instruments required to be delivered by Parent and/or Merger Sub under Section 7.3.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF HOLDER

     The Holder represents and warrants to Parent as follows:

     Section 4.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company has the corporate power and authority to carry on its business, to own, lease, operate and hold its properties and assets, to enter into this Agreement and to carry out the provisions hereof. The copies of the Articles of Incorporation and By-laws of the Company as amended to date, which have been delivered to Parent prior to the execution of this Agreement are true and complete and have not been amended or repealed. Except as set forth on
Schedule 4.1, the Company does not directly or indirectly have (or possess any options or other rights to acquire) any direct or indirect ownership interests in any Person. Except as indicated on Schedule 4.1, the Company is qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business therein makes such qualification necessary, except for jurisdictions in which the failure to be so qualified has not had a Material Adverse Effect on the Company.

     Section 4.2 Capital Stock. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 700,000 are designated Class A voting shares and 300,000 are designated Class B non-voting shares, 700,000 shares of the Company's Class A voting Common Stock are validly issued, fully paid, nonassessable and outstanding, all of which are owned by the Holder, and no shares of the Company's Class B non-voting shares are issued and outstanding. Except as provided in this Agreement or on Schedule 4.2, the Company has no outstanding subscriptions, options, warrants, calls, Commitments, convertible securities or other instruments, of any character or nature whatsoever, under which the Company is or may be obligated to issue shares or other securities of any kind. Schedule 4.2 sets forth all securities of the Company (including options and warrants to purchase Company Common Stock) held by the Holder. The Holder owns and holds of record and beneficially all of the issued and outstanding capital stock of the Company, free and clear of all Liens, claims and options of any nature, and those securities constitute all of the securities of the Company owned beneficially by the Holder. Except as set forth on Schedule 4.2, (a) there are no statutory pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, and
(b) there are no Company Commitments or Commitments between the Holder or any other Person relating to the voting of any of the Company's capital stock or the registration of such stock for offering to the public. All Company Common Stock, including all options, warrants and convertible securities exercisable therefore, or any other securities of the Company issued prior to the Effective Date have been, or will have been, issued in transactions exempt from registration under the Securities Act and all applicable state securities laws and otherwise in compliance with the Securities Act and any applicable state securities law.

     Section 4.3 Corporate Acts and Proceedings. All corporate acts and proceedings on the part of Company (including, without limitation, any shareholder approval) required for the authorization, execution and delivery of this Agreement, the authorization of the Merger, and the performance of this Agreement have been duly and validly taken, except as otherwise set forth on
Schedule 4.3 and, to the extent any acts or proceedings are identified on
Schedule 4.3, same shall have been duly and validly taken on or before the Effective Date. Each of the Company and Holder has the legal right, authority, power and capacity to execute and deliver this Agreement and each other agreement and document to be executed by such Person in connection herewith and to perform such Person's obligations hereunder and thereunder.

     Section 4.4 Compliance with Laws and Other Instruments.

     (a) The business and operations of the Company have been and are being conducted substantially in accordance with all applicable foreign and domestic federal, state and local statutes, laws, ordinances, rules and regulations ("Laws") and all Permits.

     (b) The Company is not in a violation or contravention of, or in default under, nor has any event or omission occurred which with notice or the lapse of time or both would constitute a violation, contravention or default on the part of the Company of any term of its Articles of Incorporation or Bylaws. The execution, delivery and performance by the Holder and the Company of this Agreement and the other Transaction Documents to which the Company or Holder is, or will at the Closing be, a party: (i) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, except as set forth in Schedule 4.4 and except for (A) compliance with applicable requirements in connection with the Fairness Hearing, including the receipt of the Fairness Order, (B) the filing of such reports under Section 13 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as may be required of Parent or its Affiliates in connection with this Agreement and the transactions contemplated hereby, and (C) the filing of Articles of Merger or Certificate of Merger and if applicable, officers' certificates with the Secretaries of State of the States of California and North Carolina and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) will not cause the Holder or the Company to violate or contravene (A) any provision of applicable Law or any Permit, or (B) any judicial order, writ, judgment, injunction, decree, determination or award applicable to the Holder or the Company or any of their properties or assets; (iii) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under, or give any Person any right of acceleration, cancellation or modification under, any Commitment to which the Holder or the Company is a party or by which the Holder or the Company or any of their properties, assets or rights is bound or affected; (iv) will not result in the creation or imposition of any Lien on the Company or the Holder, or any of their properties, assets or rights and (v) will not contravene, conflict with or result in any violation of any resolution adopted by the board of directors or shareholders of the Company.

     Section 4.5 Binding Obligation. This Agreement has been duly and validly executed and delivered by the Company and Holder and constitutes a legal, valid and binding obligation of the Company and Holder in accordance with its terms. Upon the execution and delivery on the Closing Date of each Transaction Document to be executed by the Company or Holder on the Closing Date, each such agreement shall constitute a legal, valid and binding obligation of such Person, in each case enforceable against such Person in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     Section 4.6 Financial Statements. Attached hereto as Schedule 4.6 are the Company's (a) unaudited balance sheet and statement of income, as of and for the fiscal year ended December 31, 2000 (the "Year-End Financial Statements"); and
(b) an unaudited balance sheet and statement of income (the "Most Recent Financial Statements"), as of and for the five-month period ended May 31, 2001 (the "Most Recent Balance Sheet Date"). Such financial statements (i) are complete and accurate in all material respects and have been derived from the books and records of the Company, (ii) in the case of the Year-End Financial Statements, present fairly in all material respects, on a cash basis, consistently applied, the financial condition of the Company as of the balance sheet date and the results of its operations for the period specified therein and, (iii) in the case of the Most Recent Financial Statements, present fairly in all material respects the financial condition and results of operations of the Company as of the Most Recent Balance Sheet Date and five-month period then ended in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6. There are no debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company other than (A) as reflected in the Most Recent Financial Statements, or (B) incurred or arising in the ordinary course of business consistent with past practice after the Most Recent Balance Sheet Date, or (C) incurred or arising in connection with the transactions provided for in this Agreement.

     At the Closing, the Preliminary Closing Date Balance Sheet shall represent the Holder's good faith attempt to (i) be complete and accurate in all material respects, (ii) have been derived from the books and records of the Company,
(iii) have been prepared in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6, applied consistently with the May 31, 2001 balance sheet contained in the Recent Financial Statements, and (iv) present fairly the financial condition of the Company as of the date in accordance with GAAP, subject to the adjustments and exceptions set forth on Schedule 2.6, consistently applied.

     Section 4.7 Material Agreements of the Company. Schedule 4.7 contains a true and complete list of (a) all loan agreements, promissory notes, capital leases or other financing documents entered into or issued by the Company, (b) all Company Commitments involving an obligation for payment by the Company or payment to the Company of an amount in excess of $25,000 or providing for a term in excess of one year (unless cancelable by the Company without penalty on the part of the Company on not more than 60 days' notice), (c) all Commitments between the Company and any of its officers, directors, Holder, Affiliates or Affiliates of Holder, and (d) all other material Commitments entered into by the Company not in the ordinary course of business. All Company Commitments are legally binding and valid and in full force and effect, and, except as set forth on Schedule 4.7, neither the Company nor any Holder is in default nor has any event or omission occurred which with notice or lapse of time or both would constitute a default on the part of the Company or any Holder under any of such Commitments or which would give any Person any right to any modification, acceleration or cancellation. To the Holder's Knowledge, no third party under a Company Commitment is in default thereunder and no event or omission has occurred which with notice or lapse of time or both would constitute a default on the part of a third party thereunder. Schedule 4.7 sets forth each Company Commitment with respect to which the Consent of another Person is necessary with respect to the consummation of the transactions contemplated hereby. "Consent" means any approval, consent, ratification, waiver or other authorization.

     Section 4.8 Tax Returns. All required Tax Returns required to be filed by the Company have been accurately prepared and duly and timely filed, subject to permitted extensions and all Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid, except as set forth on
Schedule 4.8. Except as set forth on Schedule 4.8, (a) all Taxes which the Company is required to withhold or collect in connection with amounts paid or owing to any employee, consultant, or independent contractor or other Person have been withheld or collected and paid over to the proper governmental authorities, (b) no governmental authority is now asserting or, to the Holder's Knowledge, threatening to assert any deficiency or claim for additional Taxes,
(c) there has not been any audit of any Tax Return filed by the Company, (d) no such audit is in progress, and neither the Holder nor the Company has been notified by any Tax authority that any such audit is contemplated or pending,
(e) the Company has no liability for Taxes (accrued, contingent or otherwise), known or unknown, whether or not required to be provided for in accordance with GAAP, except as reflected in the Most Recent Financial Statements or incurred in the ordinary course of business since the Most Recent Balance Sheet Date and (f) the Company has no liability for Taxes of any third party, whether by agreement, operation of law or otherwise. "Taxes" means (i) any and all taxes whatsoever, including, without limitation, income, gross receipts, profits, sales, use, stamp, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above. "Tax Returns" means returns, reports and forms, and any schedules relating thereto, required to be filed with any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax. Since January 1, 1994, the Company has had in effect a valid election to be taxed as a Subchapter S Corporation under Section 1361 (l) of the Code. Except as disclosed on Schedule 4.8, in no year has the Company incurred any tax liability under Section 1374 or 1375 of the Code.

     Section 4.9 Intellectual Property.

     (a) Ownership and Right to Use. The Company owns or has the right to use in the United States all Proprietary Rights that it uses. The Company owns or has the right to sell or license in the United States all of the Proprietary Rights that it sells or licenses (as the case may be). Schedule 4.9(a) identifies each such Proprietary Right that is owned by any other Person and used, sold or licensed by the Company and identifies the Company Commitment pursuant to which the Company uses or sells or licenses such Proprietary Right. Except as set forth in Schedule 4.9(a), the Company has no obligation to pay any royalty or other fee to any Person relating to any Proprietary Right owned by any such Person. The Company is under no obligation to any other Person to register, protect or otherwise take any action with respect to any Proprietary Right. The Company has not entered into any Commitment, other than those Commitments listed in Schedule 4.9(a), that grants any Person a license in any Proprietary Right or that imposes any restriction or limitation upon the Company relating to its use, sale or license of Proprietary Rights.

     (b) Marks and Trade Names. Schedule 4.9(b) lists each Mark and Trade Name that has been used by the Company during the last five years to identify its goods, services or business and lists each registration that has been filed or obtained with respect to any Marks. Except as disclosed on Schedule 4.9(b), the Company has the exclusive right to use each such Mark and Trade Name within its field of use, and in the geographic area, of its present use. To the Knowledge of Holder: (i) no other Person is using a similar Trade Name to describe a business that is substantially similar to the business of the Company; (ii) no other Person is using a similar Mark to describe products or services that are substantially similar to the products and services of the Company; and (iii) no other Person is currently using any Mark or Trade Name in a manner that would preclude the Company from using its Marks and Trade Names throughout the United States.

     (c) Patents. Schedule 4.9(c) separately lists each Patent owned or licensed by the Company and identifies each country in which each such Patent is valid. With respect to each such Patent that is owned by the Company, each claim of the Patent is valid and enforceable. With respect to each such Patent that is licensed by the Company from another Person, the Company has the unrestricted right to make, use and sell products within the scope of the invention covered by the Patent in the countries in which the Patent is valid.

     (d) Copyrights. The Company does not own any Copyright registrations.

     (e) Trade Secrets. The Company has taken commercially reasonable efforts to prevent the unauthorized disclosure to any other Person of such portions of the Company's Trade Secrets as would enable any other Person to compete with the Company. Within the last three (3) years, (i) each current or former employee and independent contractor of the Company has executed a Softpro Employee/Contractor Invention Assignment And Proprietary Information Agreement and, (ii) in the case of each current or former employee, such current or former employee has acknowledged a Softpro Corporation Technical Creations/Employment Policy, in substantially the forms attached here to as Exhibits E-1 and E-2, respectively.

     (f) Agreements with Employees and Contractors. Each Person who has participated in the creation, development, testing, modification or documentation of any product for sale or lease by the Company, or any earlier version of any such product (including employees, independent contractors and persons with other contractual relationship with the Company), (i) was a true employee of the Company at the time of such creation, development, modification or documentation, participating in the scope of his or her employment obligations or (ii) entered into an enforceable agreement with the Company assigning to the Company all of such person's Proprietary Rights in the product.

     (g) Software.

          (i) Ownership and Right to Use. Schedule 4.9(g)(i) lists all Software that the Company currently uses, sells, or licenses other than Software that is used exclusively to perform operations functions, such as Microsoft's Office 2000 product. With respect to each such Software program, Schedule 4.9(g)(i) indicates whether the Company owns the Software, uses a copy of the Software purchased from another Person, or licenses the Software from another Person and identifies each Commitment pursuant to which the Company has purchased or licensed such Software, or a copy thereof, from another Person. Each Person who has participated in the development of Software owned by the Company has either: (a) so participated as an employee of the Company within the scope of his or her employment obligations; (b) so participated as an independent contractor pursuant to a valid and binding agreement that specifically assigns all such contractor's Proprietary Rights in the Software to the Company, or (c) otherwise assigned to the Company all such Person's Proprietary Rights in such Software. With respect to each instance in which the Company is currently using, selling or licensing Software or a copy thereof other than Software that is used exclusively to perform operations functions, such as Microsoft's Office 2000 product, that it purchased or licensed from another Person, Schedule 4.9(g)(i) specifies (a) whether the Company has the perpetual, irrevocable, transferable, worldwide right to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market such Software without the payment of any additional royalties, fees or payments and, if not, to what extent the Company's license is restricted; and (b) whether the Company has possession of and a right to use, sell and license the most current, fully documented source code version of such Software and, if not, what rights the Company has to obtain access to source code.

          (ii) No Obligations to Third Parties. Schedule 4.9(g)(ii) sets forth the forms of all Commitments by which the Company sells, licenses, sublicenses or otherwise markets or has marketed Software to other Persons. Except as set forth in Schedule 4.9(g)(ii), the Company has not entered into any form of Commitment, other than those forms of Commitment listed in
     Schedule 4.9(g)(ii), that restricts the Company's use of Software or that obligates the Company to maintain, enhance, protect or otherwise take any action with respect to Software.

          (iii) Year 2000 Compliance. All of the Software that the Company uses, sells or licenses includes four digit format for the indication of the relevant year and, at no additional cost to Parent, and without human intervention, will correctly recognize and correctly process data and formulas relating to the year 2000 provided all such date-related data is provided to the Software in the proper format.

     (h) No Infringement. The Company has not interfered with, infringed upon or misappropriated any Proprietary Right of any other Person in the United States. To the Company's Knowledge, no Person is interfering with, infringing upon or misappropriating any Proprietary Right of the Company in the United States. No claim has been asserted by any Person against the Holder or the Company: (i) that such Person has any right, title or interest in or to any of the Company's Copyrights, Patents, Trade Secrets, Software or Know-how; (ii) that such Person has the right to use any of the Company's Marks or Trade Names; (iii) to the effect that any past, present or projected act or omission by the Company infringes any Proprietary Right of such Person; or (iv) that challenges the Company's right to use any of its Proprietary Rights. Neither the Holder nor the Company has Knowledge of any facts or circumstances that exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any such claim. To the Holder's Knowledge, the Company has taken all actions reasonably necessary to ensure that (i) there are no protections, encryption, security or lock-out devices, whether triggered by the passage of time, or the use or operation of the Software or other Proprietary Rights used, licensed to any other Person by the Company or sold by the Company, remotely or otherwise, which might in any way interrupt, discontinue or otherwise adversely affect such Software or other Proprietary Rights or the Company's use thereof; and (ii) there are no so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which are reasonably likely to improperly, wrongfully and/or without the authorization of the Company, interfere with the operation or use of the Software or other Proprietary Rights used, licensed to other Persons or sold by the Company.

     Section 4.10 Insurance Coverage. As of the date hereof, the insurance policies to which the Company is a party, named insured, or otherwise the beneficiary of coverage are listed in Schedule 4.10; and (ii) such insurance policies are in full force and effect. As of the Closing Date, there will be insurance policies that have been issued on substantially the same terms and conditions as those policies set forth on Schedule 4.10, including without limitation, coverage amounts and deductibles; and (ii) such insurance policies shall be in full force and effect. The Company has not received (a) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or shall not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

     Section 4.11 Litigation. Except as disclosed on Schedule 4.11, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings (whether federal, state, local or foreign) pending or, to the Holder's Knowledge, threatened against the Company, or the Company's properties, assets or business. Except as disclosed on Schedule 4.11, neither the Holder nor the Company has Knowledge of any facts which might reasonably be expected to result in or form the basis for any such action, suit or other proceeding. Except as disclosed on Schedule 4.11, the Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) applicable to the Company.

     Section 4.12 Licenses. Except as disclosed on Schedule 4.12, the Company possesses all governmental authorizations, licenses, franchises and permits (whether state, local or federal), as are necessary for the Company to engage in the business and operations currently conducted by the Company (the "Permits"). None of the Holder and the Company has Knowledge of any act which is reasonably likely to be a violation of any such Permit, or is reasonably likely to cause any agency, commission, board or governmental authority to have a right to limit, revoke, or fail to renew any such Permit. Each of the Permits is valid and in full force and effect, and all applications required to have been filed for renewal of the Permits have been duly filed on a timely basis with the appropriate governmental authorities, and all other filings required to have been made with respect to the Permits have been duly made on a timely basis with the appropriate governmental authorities.

     Section 4.13 [INTENTIONALLY OMITTED].

     Section 4.14 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of the Holder and the Company relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing the Holder or the Company. Neither of the Holder and the Company, nor any officer, director or agent of the Holder or the Company, has engaged or authorized any broker, finder, investment banker or other third party whose fees Holder or the Company will pay, to act on behalf of the Holder or the Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in anyone so acting, and none of the Holder and the Company has Knowledge of any claim for compensation from any such broker or finder for so acting or of any reasonable basis for such a claim.

     Section 4.15 No Material Adverse Change. Except as disclosed on Schedule 4.15, since the Most Recent Balance Sheet Date, there has occurred no Material Adverse Effect on the Company. Since the Most Recent Balance Sheet Date, none of the following events has occurred, other than those expressly contemplated by this Agreement or disclosed on Schedule 4.15: (a) incurrence of any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business consistent with past practice and as permitted by Section 6.1(c); (b) mortgage, pledge or subjection to Lien of any of its assets, tangible or intangible; (c) sale, transfer or lease of any assets, except in the ordinary course of business consistent with past practices or as permitted in Section 4.15(i) below (d) purchase of assets, other than in the ordinary course of business consistent with past practice; (e) cancellation or compromise of any debt or claim, or waiver or release of any right of material value other than in the ordinary course of business; (f) sufferance of any physical damage, obstruction or loss (whether or not covered by insurance) that is reasonably likely to have a Material Adverse Effect on the Company; (g) entry into any transaction, other than in the ordinary course of business consistent with past practice (except for this Agreement); (h) issuance or sale of any shares of capital stock or other securities or any grant of any options with respect thereto; (i) declaration or payment of any dividends, or any repurchase or redemption of, or distributions with respect to, its outstanding capital stock (other than distributions that will not result to the Knowledge of the Holder in Shareholders' Equity being less than $85,548 on the Closing Date Balance Sheet); (j) increases in compensation, benefits or bonuses of any of its employees (other than as set forth in Schedule 4.15); (k) change in the accounting practices of the Company (other than as contemplated by this Agreement); (l) amendment or modification of the Company's Bylaws or Articles of Incorporation (other than as may be necessary to effect the transactions contemplated herein); (m) entry into, termination of (except by reason of the occurrence of a contractually specified expiration date) or receipt of a notice of termination of or cancellation or waiver of any (i) Company Commitment or transaction involving a total commitment by or to the Company of an obligation with an aggregate financial value of in excess of $25,000; or (ii) except in the ordinary course of business, claims or rights with a value to the Company with an aggregate financial value in excess of $25,000; or (n) a decision of the Company to do any of the foregoing.

     Section 4.16 Title to and Condition of Properties. Except as indicated on
Schedule 4.16, the Company has good and valid title to, or a valid leasehold interest in, all of its assets and properties, subject to no Liens, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise except for assets and properties disposed of in the ordinary course of business consistent with past practices. All of the Company's equipment and other tangible assets and properties are in good operating condition, repair, ordinary or normal wear and tear excepted, and have been maintained in all material respects with normal industry practice. Each lease agreement with respect to real property leased by the Company is identified in Schedule 4.16. The Company has good and valid title to the leasehold estate under each such lease to which it is a party, free and clear of all of Liens. The Company enjoys peaceful and undisturbed possession under each such lease of such leased real property. The inventory of the Company is usable and salable in the ordinary course.

     Section 4.17 Transaction with Affiliates. The Company is not a party to or obligated under any Commitment with an Affiliate of the Company or the Holder except as disclosed on Schedule 4.17.

     Section 4.18 Certain Payments. The Company (a) has not used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, and (b) has not made or accepted any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using Company corporate funds or otherwise, or (d) made any material gift that is not deductible for federal income tax purposes.

     Section 4.19 Environmental Matters.

     (a) Neither the Company nor, to the Holder's Knowledge, any other Person has ever spilled, placed, held, located, stored, treated or disposed of any Hazardous Material on, under, or about, any of the premises now or previously owned, leased or occupied by the Company (the "Premises"), or from any Premises into the atmosphere, any body of water, any wetlands, or on any other real property nor, to the Holder's Knowledge, does any Hazardous Material exist on, under or about any Premises. The Holder and the Company have no Knowledge of any notice of violation, Lien or other notice issued by any governmental authority (whether federal, state or local) with respect to the environmental condition of any Premises.

     (b) To the Holder's Knowledge, the Company is not in violation of, and has not in the past been in violation of, any applicable Law relating to the environment or occupational health and safety. To the Holder's Knowledge, no expenditures are or will be required in order to comply with any such Law.

     (c) "Hazardous Material" means any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any United States federal, state or local environmental statute, regulation or ordinance.

     Section 4.20 Employee Benefit Programs.

     (a) Schedule 4.20 lists each Employee Benefit Plan that the Company maintains or to which the Company contributes, and which it has maintained or to which the Company has contributed in the last three years. "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, and includes all "Employee Welfare Benefit Plans" as defined in ERISA Section 3(1) and all "Employee Pension Benefit Plans" as defined in ERISA Section 3(2).

          (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

          (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B ("COBRA"), and/or applicable state Laws providing for health care continuation coverage, have been satisfied with respect to each Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) subject to such requirements.

          (iii) All contributions (including all employer contributions, employee salary reduction contributions, and COBRA premium payments delivered to the Company) that are due have been timely paid to each such Employee Benefit Plan. All contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued on the books of the Company in accordance with GAAP and applicable regulations of the U.S. Department of Labor. All premiums or other payments or contributions that are due and payable for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

          (iv) Each Employee Pension Benefit Plan (as defined in ERISA Section 3(2)) which meets the requirements of a "qualified plan" under Code Section 401(a) and is, or could be, the subject of a favorable determination letter issued by the Internal Revenue Service, or is the adoption of a prototype plan whose sponsor has received such favorable determination, or an application for such determination has been filed or may be filed within the applicable remedial amendment period.

          (v) No Employee Pension Benefit Plan is subject to the requirements of Title IV of ERISA.

     (b) The Company has delivered or made available to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letters received from the Internal Revenue Service, the most recent three years of Form 5500 Annual Report, all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan listed on Schedule 4.20, and any and all material correspondence or rulings from the U.S. Department of Labor, Internal Revenue Service and any state agency pertaining to any of the Company's Employee Benefit Plans.

     (c) With respect to each Employee Benefit Plan that the Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. Neither the Company nor to the Company's Knowledge, any fiduciary of any such Employee Benefit Plan has, or may have, any liability for breach of fiduciary duty or any other failure to act or comply in connection with the sponsorship, management, administration, or investment of the assets, of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the sponsorship, management, administration, or the investment of the assets, of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Company and the Holder has any Knowledge of any reasonable basis for any such action, suit, proceeding, hearing, or investigation.

     (d) The Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with the COBRA provisions of Code Section 4980B and applicable state Laws).

     (e) Except as listed on Schedule 4.20, the Company does not maintain any non-qualified plans of deferred compensation (including without limitation "top hat" or "excess benefit plans"), severance pay plans, split dollar life insurance agreements, salary continuation agreements, stock option or warrant plans, phantom stock plans, stock appreciation rights plans, or any other form of equity-based compensation plan.

     Section 4.21 Product and Services Claims. Except as set forth on Schedule
4.21 to this Agreement, there are no pending or, to the Holder's Knowledge, threatened product, warranty or service claims against the Company with respect to any products manufactured or services provided by the Company prior to the date hereof nor, to the Holder's Knowledge, is there any reasonable basis for any such claims. No claims currently are being made against the Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services of the Company and, to the Holder's Knowledge, there is no reasonable basis for any such claims. Set forth in Schedule 4.21 is a list of all product warranty, service and return claims (whether written or oral) incurred by the Company in the last 12 months.

     Section 4.22 Employees; Labor Matters. The Company has no employment or consulting agreements or other Company Commitment for the employment of any individual, compensation, bonus or deferred compensation agreement, stock or cash option plans, restricted stock plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, incentive or profit sharing plans or arrangements of any kind except as set forth on Schedule 4.22. As of June 30, 2001, the Company employed a total of 57 full-time employees and 5 part-time employees. Except as set forth on
Schedule 4.22, no employee is on leave of absence, layoff, short-term disability or other similar status. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth on Schedule 4.22. The Company is not a party to any agreement or arrangement which would give rise to a compensation obligation under Sections 162(m) or 280G of the Code for which an income tax deduction is disallowed. All of the Company's programs and/or arrangements in connection with the payment of commissions to employees or independent contractors are described on Schedule
4.22. Except as set forth on Schedule 4.22, the Company has not received notice of any charges of employment discrimination, wrongful termination or unfair labor practices within the past three (3) years. Except as set forth on Schedule 4.22, there are no strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations that are existing, pending or, to the Company's and the Holder's Knowledge, threatened against or involving the Company. The Company is not a party to a collective bargaining agreement or required to comply with a collective bargaining agreement. The Company has not received any notice indicating that any of its employment policies or practices are currently being audited or investigated by any governmental authority (whether state or federal). To the Holder's Knowledge, the Company is, and has at all times been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Schedule 4.22 sets forth a complete list of each officer, employee, salesperson and consultant who received total remuneration from the Company in excess of $100,000 for the calendar year ended December 31, 2000, or is scheduled to receive total remuneration from the Company in excess of $100,000 for the calendar year ending December 31, 2001. To the Knowledge of the Holder, no employee of the Company is a party to, or otherwise bound by, any confidentiality, noncompetition, or proprietary rights agreement between such employee and any other Person that in any way adversely affects or shall affect
(i) the performance of his or her duties as an employee of the Company, (ii) the ability of the Company to conduct its business or (iii) the ability of such individual to assign to the Company any rights under any invention, improvement or discovery.

     Section 4.23 Customers and Suppliers. Except as set forth on Schedule 4.23, during the past twelve months, no customer or vendor accounting for ten percent or more of the Company's gross sales or gross material purchases (as applicable) in the past twelve-month period has canceled, materially and adversely modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies, underwriting or materials to the Company or its usage or purchase of the services or products of the Company, nor to the Holder's Knowledge, has any such customer or vendor expressed any plan or intention to do any of the foregoing, except for such cancellation and modification by customers that are in the ordinary course of business and standard for the Company's industry.

     Section 4.24 Corporate Records; Copies of Documents. Except as set forth on
Schedule 4.24, the corporate minute books of the Company accurately record all corporate action taken by the Company's Board of Directors, and committees of the Company's Board of Directors, if any, which are required to be recorded by applicable Law. The copies of the corporate records of the Company, as made available to Parent for review, are true and complete copies of the originals of such documents. The Company has made available for inspection by Parent true and correct copies of all documents referred to in this Section 4.24 or in the Schedules attached to this Agreement.

     Section 4.25 Bank Accounts and Powers of Attorney. Set forth in Schedule
4.25 is an accurate and complete list showing: (a) the name of each bank or other financial institution in which the Company has an account, credit line, lockbox or safe deposit box, the relevant account or other identifying number thereof, and the names of all Persons authorized to draw thereon or who have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     Section 4.26 Investment Representations. The Holder is acquiring the Merger Shares for his own account, for investment purposes and not with a view toward the distribution thereof, as such terms are used under the Securities Act. The Holder has no present intention to sell the Merger Shares at any time (as such terms are used under the Securities Act), and Holder has no arrangement, whether or not legally binding, to sell the Merger Shares to or through any person or entity. The Holder has such knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of the Merger Shares and has the capacity to protect his own interests in connection with such acquisition. The Holder understands that all subsequent offers and sales of the Merger Shares by the Holder must be made pursuant to registration under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act. The Holder acknowledges that he, together with any of his advisors, is familiar with the operation of Parent to the extent of the information furnished by Parent in its published reports (including documents filed with the SEC or other information required to be prepared pursuant to federal securities laws), has had an opportunity to inspect Parent's most recent financial information (including annual and quarterly reports on Form 10-K and 10-Q, respectively and any interim press releases, and has been given, and has availed himself of the opportunity to obtain information from, and to ask questions and receive answers of, the officers and representatives of Parent to the extent the Holder deemed necessary to evaluate the merits and risks related to the acquisition of the Merger Shares.

     Section 4.27 Representations Complete. None of the representations or warranties made by the Company or the Holder in this Agreement (including the Exhibits and the Schedules hereto) or any of the other Transaction Documents or certificates delivered pursuant to Section 7.2(c), contains or will contain on the date delivered any untrue statement of a material fact, or omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which made, not misleading.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company and Holder as follows:

     Section 5.1 Organization, Standing, etc. Each of Merger Sub and the Parent is a corporation duly organized, validly existing and in good standing under the Laws of the States of California and Delaware, respectively, and has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out and perform their respective obligations hereunder and thereunder.

     Section 5.2 Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the performance of this Agreement and the other Transaction Documents by Parent and Merger Sub have been taken, except as otherwise set forth on Schedule 5.2 and, to the extent any acts or proceedings are identified on Schedule 5.2, same shall have been taken on or before the Effective Date.

     Section 5.3 Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding ("Merger Sub Shares"), all of which are owned by Parent. Merger Sub has no outstanding subscriptions, options, warrants, calls, Commitments, convertible securities or other instruments, of any character or nature whatsoever, under which Merger Sub is or may be obligated to issue shares or other securities of any kind. Parent owns and holds of record and beneficially the Merger Sub Shares, free and clear of all Liens, claims and options of any nature, and those securities constitute all of the securities of Merger Sub owned beneficially by the Parent. The Merger Sub does not own or possess and properties or assets or have any liabilities except as expressly set forth in this Agreement.

     Section 5.4 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent or Merger Sub is, or will at the Closing be, a party: (a) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which has not been obtained or filed, except as set forth on Schedule 5.4 and except (A) compliance with applicable requirements in connection with the Fairness Hearing, including the receipt of the Fairness Order, (B) compliance with applicable requirements of the Exchange Act, as may be required of Parent or its Affiliates in connection with this Agreement and the transactions contemplated hereby and (C) the filing of the Articles of Merger or a Certificate of Merger and, if applicable, officers' certificates with the Secretaries of State of the States of

California and North Carolina and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business; (b) will not cause Parent or Merger Sub to violate or contravene (i) any provision of applicable Law or governmental authorizations, licenses, franchises and permits, (ii) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Parent or Merger Sub, or any of their properties or assets, or (iii) any provision of the respective Certificate of Incorporation or By-laws of Parent or Merger Sub; (c) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under, or give any Person any right of acceleration, cancellation or modification under, any Commitment to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties, assets or rights is bound or affected; (d) will not result in the creation or imposition of any Lien on Parent or Merger Sub or any of their properties, assets or rights; and (d) will not contravene, conflict with or result in any violation of any resolution adopted by the board of directors or shareholders of Parent or Merger Sub.

     Section 5.5 Binding Obligation. This Agreement has been, and at the Closing the other Transaction Documents to be executed by Parent and Merger Sub shall be duly executed and delivered by each of Parent and Merger Sub and constitute the valid and legally binding obligations of each of Parent and the Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

     Section 5.6 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of Parent and Merger Sub relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing Parent or Merger Sub. Neither Parent nor Merger Sub, nor any officer, director or agent of Parent or Merger Sub, has engaged or authorized any broker, finder, investment banker or other third party whose fees Parent or Merger Sub will pay, to act on behalf of Parent or Merger Sub, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in anyone so acting, and Parent and Merger Sub have no knowledge of any claim for compensation from any such broker or finder for so acting or of any basis for such a claim.

     Section 5.7 Capitalization. Parent is authorized to issue: (i) Twenty Million (20,000,000) shares of Parent Common Stock of which Thirteen Million Three Hundred Seventeen Thousand Five Hundred Forty One (13,317,541) shares were issued and outstanding as of May 10, 2001; and (ii) One Million (1,000,000) shares of Preferred Stock, $0.01 par value per share, none of which is issued and outstanding. Parent also has reserved Three Million (3,000,000) shares of Parent Common Stock for issuance pursuant to its 1999 Stock Incentive Plan, as amended and has granted options to purchase One Million Nine Hundred Seventy Two Thousand Five Hundred Eighty Two (1,972,582) shares thereunder. All of the Merger Shares to be issued in the Merger have been duly authorized and are reserved for issuance pursuant to this Agreement, and, upon the consummation of the Merger, shall be validly issued, fully paid, nonassessable and not subject to statutory preemptive rights.

     Section 5.8 Parent SEC Documents. Parent has made available to the Company and the Holder true and complete copies of: (i) its Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on April 2, 2001 (the "Form 10-K"); and (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001 (the "Form 10-Q"). Such reports, together with all other statements, reports, and definitive proxy statements filed by Parent pursuant to the Exchange Act with the Securities and Exchange Commission ("SEC") since January 1, 2000 and prior to the date hereof (collectively, "Parent SEC Documents") as of the date of the respective filing dates thereof with the SEC, complied in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, and the Parent SEC Documents, as of the date thereof, and the information about the Parent contained in this Agreement and any Transaction Document did not contain and will not contain on the date delivered any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading in light of the circumstances under which made. The financial statements of Parent included in the Form 10-K and Form 10-Q (the "Parent Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited financial statements that are not likely to be material to Parent and its Subsidiaries as a whole). Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement and available on EDGAR, since March 31, 2001, there has been no Material Adverse Effect with respect to Parent.

     Section 5.9 Purchase For Investment. The shares of Company Common Stock to be acquired by the Parent pursuant to the Merger will be acquired for the Parent's own account for investment purposes only and without any present intention to resell, transfer or otherwise dispose of the shares of Company Common Stock. Parent does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person, or to any third persons, with respect to any of the shares of Company Common Stock to be acquired hereunder. Parent understands that the shares of Company Common Stock are not registered under the Securities Act or any applicable state securities laws and that any sale, transfer or other disposition of the shares must be made only pursuant to any effective registration under applicable federal and state securities laws or any available exemption therefrom. Parent collectively has total assets in excess of $5,000,000. No compensation or consideration to be paid by Parent to the Holder, Company or its Affiliates, or any other person shall, as among the parties hereto, constitute a commission or other remuneration in connection with procuring the sale or purchase of the shares of Company Common Stock or the soliciting of any prospective buyer or seller for such shares. The shares of Company Common Stock to be acquired hereunder were not offered to Parent by, and Parent is not otherwise aware of, any general advertising or general solicitation in connection with the sale of the shares of Company Common Stock or the business which is the subject hereof.

     Section 5.10 Undisclosed Liabilities. There are no material debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of Parent, any of its subsidiaries or the Merger Sub other than (A) as reflected in the Parent Financial Statements, (B) incurred or arising in the ordinary course of business consistent with past practice after March 31, 2001 and that, in the aggregate, do not have or are not reasonably likely to have a Material Adverse Effect on Parent, or (C) incurred or arising in connection with the transactions provided for in this Agreement.

     Section 5.11 Fairness Hearing Information. All information supplied by Parent in respect of the Fairness Hearing will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 Covenants of Holder and the Company.

     (a) Public Announcements. Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Parent, and Parent shall be allowed reasonable time to comment prior to dissemination to the public), prior to the Closing, neither the Holder nor the Company shall make any public comment, statement or communication nor shall the Holder nor the Company make any announcement to any of its customers or vendors, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without Parent's prior consent, which shall not be unreasonably withheld or delayed.

     (b) Conduct of Company Prior to Closing. From the date hereof through the Effective Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Parent, the Company shall (and the Holder shall cause the Company to) carry on the Company's business only in the ordinary course of business consistent with past practice, and in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing, the Company will (and the Holder will cause the Company to):

          (i) use its best efforts to preserve intact its present corporate existence and business organization, pay and discharge all undisputed debt and liabilities as they become due, and operate in compliance with all applicable Laws, permits and licenses of the Company and Commitments of the Company (including those identified in the Schedules hereto);

          (ii) use commercially reasonable efforts consistent with past practices to maintain its relationships and goodwill with customers, clients, suppliers, vendors, underwriters, employees, agents and others with whom it has business dealings;

          (iii) maintain its facilities, properties and assets in the same state of repair, order and condition as they were on the date hereof, normal wear and tear excepted;

          (iv) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the respective assets and businesses of the Company in accordance with past accounting practices consistently applied, and maintain its books, accounts and records in the ordinary course of business consistent with past practice;

          (v) maintain in full force and effect all of its existing governmental licenses, franchises and permits and insurance policies and binders (or, with respect to insurance policies and binders, in the event such policies and binders become unavailable for some reason such as the insolvency of the insurer, insurance policies and binders that have been issued on substantially the same terms and conditions as those policies set forth on
     Schedule 4.10, including without limitation, coverage amounts and deductibles);

          (vi) promptly advise Parent in writing of the threat or commencement against any of the Company and the Holder of any suit, claim or action of which it has Knowledge and which could have a Material Adverse Effect on the Company; and

          (vii) promptly advise Parent in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of either the Company or any Holder set forth in this Agreement or in any other Transaction Document and update any of the Schedules with respect to any such event or fact; provided, however, that no disclosure or Schedule update by either the Company or any Holder pursuant to this Section 6.1(b)(vii) shall be deemed to amend or supplement this Agreement, to limit or otherwise affect the remedies available to Parent and/or Merger Sub hereunder, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by any of the Company and the Holder under this Agreement unless the Parent shall so agree in writing.

     (c) Certain Company Negative Covenants Prior to Closing. Without limiting the provisions of Section 6.1(b), from the date hereof through the Effective Date, except as otherwise expressly permitted or contemplated by this Agreement or as otherwise consented to by Parent, the Company shall not (and the Holder shall cause the Company not to):

          (i) Except as necessary to consummate the transactions contemplated by this Agreement (which amendment shall be disclosed to Parent prior to Closing), amend its charter or by-laws (or similar organizational documents);

          (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities (except as disclosed on Schedule 4.2);

          (iii) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property or any combination thereof) in respect of, or purchase, redeem or otherwise acquire any of its securities, or modify any of the terms of any such securities (other than distributions that will not to the Knowledge of the Holder result in Shareholders' Equity being less than $85,548 on the Closing Date Balance Sheet);

          (iv) (A) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing notes payable, lines of credit or other credit facilities or in the ordinary course of business consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person except to advances to employees not to exceed $5,000 in the aggregate;

          (v) make any capital expenditure or capital expenditure commitment in excess of $75,000 in the aggregate;

          (vi) except as disclosed on Schedule 4.15, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of its employees or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of its employees;

          (vii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreement or arrangement (including any commitment to pay retirement or other benefits) to or with any of its officers, directors or employees, or any collective bargaining agreement or commitment;

          (viii) (A) enter into or terminate any lease of real estate; (B) voluntarily create any Lien on any assets or properties of the Company; (C) make any modifications of or changes in or terminate any existing Commitment other than as may be required to consummate the transactions contemplated hereby or in the ordinary course of business; or (D) enter into any material Commitment, except for Commitments in the ordinary course of business consistent with past practice (except as expressly permitted by other provisions of this Section 6.1(c);

          (ix) make, give or grant any bid or proposal not in the ordinary course of business consistent with past practice;

          (x) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Commitment with respect to, any (A) plan of liquidation or dissolution; (B) merger or consolidation; (C) change in its capitalization; (D) sale, assignment, license, disposition or transfer of any asset having a fair market value of at least $25,000 individually or $25,000 in the aggregate; or (E) incurrence of any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) other than in the ordinary course of business consistent with past practice;

          (xi) change any accounting methods, principles or practices followed by the Company, or any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve (except, with respect to the Most Recent Financial Statements and Preliminary Closing Date Balance Sheet, utilization of GAAP accounting, subject to Schedule 2.6);

          (xii) except as caused by the consummation of the Merger, change or revoke any election with respect to Taxes, change any Tax procedure or practice, or enter into any settlement or compromise of any dispute involving a Tax liability;

          (xiii) compromise, settle or otherwise modify any material claim, lawsuit or judicial proceeding, provided, however, if the Company has a material claim, lawsuit or judicial proceeding that it would like to compromise, settle or otherwise modify it may do so with the written consent of the Parent, which consent shall not be unreasonably withheld, repay or prepay any liability, obligation or indebtedness prior to its stated maturity (other than as required in Section 6.1(k));

          (xiv) give or agree to give any discount of the Company's products or services, unless such discount is for a customer who has enjoyed such discount in the past or is consistent with discounts given to other customers in the past;

          (xv) take any action or omit to take any action that would cause any of the representations or warranties of the Holder contained herein not to be true and correct at any time between the date hereof and the Effective Date; or

          (xvi) commit or agree to do any of the foregoing.

     (d) Access. From the date hereof through the Closing, the Company shall (and the Holder shall cause the Company to): (i) provide to Parent complete access at all reasonable times to the Company's books and records, offices and other facilities and properties (including physical inspections of any of the current Premises), provided that such access shall not unreasonably interfere with normal operations of the Company; (ii) furnish Parent with all financial, operating and other documents, records, data, work papers and other information regarding the business, assets, Commitments, liabilities, personnel and properties of the Company as Parent may from time to time reasonably request; and (iii) take all action necessary to enable Parent to make such inspections, reviews and audits thereof as Parent may reasonably request, and discuss the same with Holder or other representatives of the Company in the presence of the Holder.

     (e) Efforts; Consents. From the date hereof to the Effective Date, as promptly as practicable, the Company and the Holder will (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Effective Date, including, without limitation, satisfaction, but not waiver, of the conditions precedent set forth in Article VII; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Company or the Holder pursuant to applicable Law in connection with this Agreement, the exchange of the Company's Common Stock and the issuance of the Merger Shares in connection with the Merger pursuant hereto and the consummation of the other transactions contemplated hereby; (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, approvals and authorizations (including any required under applicable

Law or any Commitment) necessary to be obtained by the Company or the Holder in order to consummate the transactions contemplated pursuant to this Agreement;
(iv) coordinate and cooperate with Parent in exchanging such information and supplying such assistance as may be reasonably requested by Parent in connection with any filings and other actions contemplated hereby.

     (f) Other Actions. Following the Closing, the Holder shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby or thereby.

     (g) Non-Competition.

          (i) In connection with the Merger and the other transactions contemplated hereby, the Holder will not, and will cause his Affiliates not to, for a period of 3 years following the Closing, anywhere in the Territories (as defined in Exhibit H), directly or indirectly, design, create, market or sell products or provide services which are competitive to those products or services sold or provided by the Company at the time of the Closing ("Competitive Products and Services"). Without limiting the generality of the foregoing, during such three (3) year period, the Holder, neither directly nor indirectly, will be a director, officer or employee of, or consultant to, or own any interest in any Person that designs, creates, markets or sells Competitive Products or Services. The provisions of this Section 6.1(g)(i) shall not be construed to prohibit the ownership by the Holder of Parent Common Stock, or the rendering of services by any Holder to Parent or any of Parent's Affiliates, or the ownership by any Holder or such Holder's Affiliates of an aggregate interest of less than 5% of any publicly traded company that designs, creates, manufactures, sells or provides any Competitive Products and Services.

          (ii) In connection with the transactions contemplated hereby, the Holder agrees that the Holder will not, and will cause his Affiliates not to, for a period of 3 years following the Closing, directly or indirectly induce or solicit, or aid or assist any Person to induce or solicit, any employees or officers of the Surviving Corporation, Parent or any of their respective Affiliates, to terminate, curtail or otherwise limit his or her employment by or business relationship with the Surviving Corporation, Parent or any of their respective Affiliates, except pursuant to and in compliance with the terms of his Employment Agreement .

          (iii) In connection with the transactions contemplated hereby, the Holder agrees that except pursuant to and in compliance with the terms of his Employment Agreement, the Holder will not, and will cause his Affiliates not to, for the period ending 3 years after the Closing Date, directly or indirectly, solicit business of the same or similar type being carried on by the Surviving Corporation from any Person that is a customer of the Surviving Corporation.

          (iv) The parties hereto agree that the provisions of this Section 6.1(g) are reasonable. If a court determines, however, that any provision of this Section 6.1(g) is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 6.1(g) should be interpreted and enforced to the maximum extent which such court deems reasonable.

          (v) The Holder acknowledges that the injury that would be suffered by the Parent and the Surviving Corporation as a result of a breach of the provisions of Sections 6.1(g), (h) and (i) of this Agreement would be irreparable and that an award of monetary damages alone to the Surviving Corporation or Parent for such a breach would be an inadequate remedy. Notwithstanding the provisions of this Agreement to the contrary, the Parent and the Surviving Corporation shall have the right, in addition to any other rights they may have, to petition any court of competent jurisdiction to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any such provision of this Agreement, and the Parent and the Surviving Corporation shall not be obligated to post bond or other security in seeking such relief. The covenants by the Holder in Sections 6.1(g), (h) and (i) are essential elements of this Agreement, and without the Holder's agreement to comply with such covenants, the Parent would not have entered into this Agreement. The Company and the Holder have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

     (h) Confidentiality. Prior to the Closing, all information received from Parent prior to the Closing shall be deemed received pursuant to the Confidentiality Agreement, and the Holder and the Company shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information. The confidentiality provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein. From and after the Closing, the Holder will, and will cause his Affiliates to, hold in strict confidence, and not use to the detriment of Parent or the Surviving Corporation, any information with respect to Parent, Parent's business assets or properties, the Surviving Corporation, or the Surviving Corporation's business, assets or properties that is confidential (the "Confidential Information"), provided, however, he will not be required to hold the Confidential Information in strict confidence and may use it to the detriment of the Parent or the Surviving Corporation if he is required to do so under the terms of his Employment Agreement and such actions are not a breach of his obligations thereunder. Without limiting the generality of the foregoing, the Holder agrees, covenants and acknowledges that, from and after the Effective Date, he will not, and will cause his Affiliates not to, directly or indirectly, disclose, give, sell, use, or otherwise divulge any Confidential Information (including but not limited to any Proprietary Rights, process, Trade Secrets, Know-How, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas that constitute Confidential Information) primarily used in or primarily related to Parent, Parent's business, assets or properties, the Surviving Corporation, or the Surviving Corporation's business, assets or properties. Notwithstanding the foregoing, a Holder may disclose such Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 6.1(h)); (ii) if the same hereafter is in the public domain through no fault of such Holder or otherwise enters the public domain by lawful means; (iii) if the same is later acquired by such Holder from another source and such Holder has no Knowledge that such source is under an obligation to another Person to keep such Confidential Information confidential; or (iv) if the Holder is required to disclose the same pursuant to the Employment Agreement. If a Holder or any of its Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, the Disclosing Party shall provide the Surviving Corporation and Parent with prompt notice of any such request or requirement so that the Surviving Corporation and Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.1(h). If, in the absence of a protective order or other remedy or the receipt of a waiver by the Surviving Corporation and Parent, the Disclosing Party nonetheless, based on the written advice of counsel, is required to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such Confidential Information which such counsel advises the Disclosing Party it is legally required to disclose.

     (i) Exclusivity. From the date hereof through the Closing or the earlier termination of this Agreement, the Company and the Holder shall (and shall cause their respective Affiliates to) immediately suspend any existing negotiations or discussions relating to any direct or indirect merger, joint venture, sale of all or substantially all of the assets, sale of or tender offer for shares of capital stock of, other transfer of actual or beneficial ownership of or similar transaction involving the Company (collectively, a "Transaction"), and the Company and the Holder shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) encourage, solicit, participate in or continue or initiate discussions or negotiations with, or provide any information to, otherwise cooperate with, or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer, to any Person other than the Parent and the Merger Sub, which constitutes, or may reasonably be expected to lead to, any Transaction, or (ii) negotiate or discuss with any third party concerning any proposal or offer for a Transaction. The Company and the Holder shall promptly notify Parent of any such proposal initiated by any third party.

     (j) Resale Restrictions.

          (i) The Holder shall not, for a period of two (2) years following the Closing, offer to sell, sell, grant any option to purchase, lend, pledge or otherwise dispose of any of the Merger Shares in amounts that exceed the volume limitations set forth in Rule 144(e)(1) promulgated under the Securities Act. It is understood that these volume restrictions shall apply for the above specified period of time irrespective of whether the Holder is legally subject to the restrictions set forth in Rule 144. It is further understood that if the Fairness Order is granted, the Holder will not be subject to the holding period restrictions of Rule 144(d) with respect to the Merger Shares. Each certificate evidencing the Merger Shares will bear a legend referencing the restriction set forth in this Section 6.1(j)(i).

          (ii) If the Parent does not receive, following the Fairness Hearing, a valid and effective order from the Securities Division of the North Carolina Secretary of State approving the issuance and exchange of the Merger Shares pursuant to the Merger as described in this Agreement (a "Fairness Order"), (A) Holder acknowledges that the Merger Shares will be "restricted stock" as defined in Rule 144 under the Securities Act, and will not be registered or listed for public trading (except pursuant to the provisions of the Registration Rights Agreement) and (B) each Certificate evidencing the Merger Shares will bear the following legend:

          The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of the various states and such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities and compliance with applicable state securities laws or the issuer receives an opinion of counsel (which may be counsel for the issuer) reasonably acceptable to the issuer stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act and from similar requirements of applicable state securities laws.

     (k) Repayment of Certain Indebtedness. On or prior to the Closing, all obligations, receivables, indebtedness or other liabilities (i) between the Company and Loren Harrell or the Company and Gill McNeil (including without limitation the Incentive Compensation Agreement referred to on Schedule 4.7) or any other employee, director, or Affiliate of the Company (other than liabilities arising in the ordinary course of the employment relationship such as liabilities for salary, bonus, unpaid time, matching contributions to the Company's 401(k) plan and the like) shall be paid in full or converted to Company Common Stock; and (ii) between the Company and Wachovia Bank, N.A. and/or Wachovia Bank of North Carolina, N.A. or any of their affiliates (or their respective sucessors or assigns), shall be paid in full and all Liens related thereto shall have been released.

     (l) Certain Benefit Plan Matters. Prior to the Closing Date, the Company and the Holder shall take all action necessary or otherwise appropriate to initiate the process of terminating the Company's participation in the Company's 401(k) and profit-sharing plans, effective immediately prior to the Closing Date, including without limitation (i) the timely adoption of a valid resolution of the Company's board of directors terminating such plan, (ii) fully vesting all account balances of participants in such plan, and (iii) taking all actions necessary to assist the Surviving Corporation with the timely preparation and filing with the Internal Revenue Service after the Closing Date of an application for a determination letter with respect to the qualified status upon termination of such plan.

     (m) Company Stock Option Plan. Prior to the Closing Date, the Company and the holder of each option identified on Schedule 4.2 shall enter into an amendment in the form attached as Exhibit H to the stock option agreement entered into between the Company and the holder of each such option pursuant to the Company's Stock Option Plan dated December 8, 2000 (the "Company Option Plan").

     Section 6.2 Covenants of Parent and Merger Sub.

     (a) Public Announcements. Except as and to the extent required by applicable Law or NASDAQ requirement, as advised by counsel (in which case the nature of the announcement shall be described to the Company and the Holder, and the Company and the Holder shall, subject to the provisions of any applicable law or NASDAQ requirement, be allowed reasonable time to comment prior to dissemination), prior to the Closing, Parent and Merger Sub shall not make any public comment, statement or communication, nor shall Parent or Merger Sub make any announcement to any of its customers or vendors, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the Holder, which shall not be unreasonably withheld or delayed.

     (b) Efforts; Consents. From the date hereof to the Effective Date, as promptly as practicable, Parent and Merger Sub will: (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Effective Date, including, without limitation, satisfaction, but not waiver of the conditions precedent set forth in Article VII; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Parent or Merger Sub pursuant to applicable Law in connection with this Agreement, the Merger and the consummation of the other transactions contemplated hereby, such as the filing of a listing application or other notification required by NASDAQ covering the Merger Shares; and (iii) coordinate and cooperate with the Company and the Holder in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Company and the Holder in connection with any filings and other actions contemplated by Section 6.1(e).

     (c) Further Assurances. Following the Closing, Parent shall, and shall cause the Surviving Corporation to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Holder, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby.

     (d) Confidentiality. Prior to the Closing, all information received from the Holder and the Company prior to the Closing shall be deemed received pursuant to the confidentiality provisions of the Confidentiality Agreement, and Parent and Merger Sub shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information.

     (e) Removal of Legends. Following the Closing and subject to all applicable securities laws, the Parent shall use reasonable efforts to promptly cause the removal of legends included on the Merger Shares pursuant to Section 6.1(j) in order to permit Holder to effect transfers of the Merger Shares consistent with the provisions of Section 6.1(j) and applicable law.

     (f) Books and Records. Subject to Section 6.3(b), Parent shall retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date for a period of at least three (3) years from the Closing Date and shall make the same reasonably available after the Closing Date for such three (3) year period for inspection and copying by the Holder during the normal business hours of Parent, upon reasonable request and upon reasonable notice.

     (g) Parent SEC Documents. Prior to the Closing, Parent shall furnish to the Company and the Holder with true and complete copies of any filings made by Parent with the SEC under the Securities Act or the Exchange Act since the date of this Agreement. Parent also shall use commercially reasonable efforts to, for a period of at least two years after the Closing, timely comply with all requirements for periodic filings and other reporting set forth in Rule 144(c) promulgated under the Securities Act.

     (h) Tax Treatment. Parent and Merger Sub shall not take any action that would disqualify the Merger and the exchange of shares pursuant thereto as a tax-free reorganization pursuant to and within the meaning of Section 368(a) of the Code.

     (i) Employee Retention. Within ten (10) days following the date of this Agreement, Parent management and the Holder shall meet to discuss an employee retention plan for Company key employees and managers following the Closing.

     (j) Option Assumption. On and after the Effective Time, in the event the holders of the options identified on Schedule 4.2 exercise such options, the Parent shall, in accordance with, and subject to, the terms of the Company Option Plan and the related option agreement, as amended, Section 7.2(g) hereof and Exhibit G-1 attached hereto, issue shares of Parent Common Stock to such holders.

     Section 6.3 Certain Joint Covenants.

     (a) Fairness Hearing. The parties hereto shall together, or pursuant to an allocation of responsibility to be agreed upon between them, (i) prepare all applications and documents and other filings necessary, and shall use their respective best efforts, to have a Fairness Hearing held as soon as possible,
(ii) cooperate with each other and exercise their best efforts to participate in a Fairness Hearing and obtain a Fairness Order, (iii) take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement, and (iv) cooperate with each other in determining whether any filings are required to be made or consents required to be obtained in any jurisdiction prior to the Effective Date in connection with the transactions contemplated by this Agreement and in making any such filings promptly and in seeking to obtain timely any such consents. The parties hereto shall each furnish to one another's counsel all such information as may be required in order for the effectuation of the foregoing actions, and each party represents to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of material fact or omit to state a material fact required to be stated in order to make the information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     (b) Cooperation in Tax Returns and Litigation. Parent and Merger Sub and the Holder agree to retain all books and records with respect to Taxes pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Merger Sub or Holder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. In addition, each party hereto shall fully cooperate with the other in the preparation of tax returns and the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the business of the Company and the Holder prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.1 Conditions to Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     (a) Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Law, judicial order or arbitral decision; and

     (b) No governmental authority or agency shall have determined that any Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Law to such effect shall be pending or threatened.

     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Parent) on or prior to the Closing Date, of each of the following additional conditions:

     (a) Each of the representations and warranties of the Holder contained in this Agreement and the other Transaction Documents to which he is a party that is qualified as to materiality shall be true and correct, and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Effective Date as though made on and as of the Effective Date, and the representations and warranties contained in Section 4.2 shall be true and correct in all respects as of the Effective Date, except in each case for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made only as of a specified date, in which case such representation or warranty shall be true in all respects as of such date. The Company and the Holder shall each have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to which any of them is a party to be performed or complied with by them prior to or on the Effective Date.

     (b) Since the date hereof, there shall not have occurred any Material Adverse Effect on the Company.

     (c) Each of the Company and the Holder shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer, or the Holder, as applicable, to the effect that the conditions set forth in
Section 7.2(a) and Section 7.2(b) have been satisfied.

     (d) Parent shall have received from the Company a certificate, dated the Effective Date and signed by the Secretary of the Company, with respect to each of the following items of the Company, which shall be attached thereto: (i) copies of its Articles of Incorporation, and all amendments thereof to date, certified as of a recent date by the Secretary of State of the State of California; (ii) copies of its By-laws, and all amendments thereof to date;
(iii) specimen signatures of its incumbent officers; and (iv) certificates of good standing (or local law equivalent) and tax good standing of a recent date, certified by the Secretary of State of North Carolina and each other state in which it is qualified to do business, if any.

     (e) The Company and the Holder shall have filed or supplied, or shall have caused to be filed or supplied, all material applications, notifications and information required to be filed or supplied by the Company and/or the Holder pursuant to applicable Law in connection with this Agreement, the Merger and the consummation of the other transactions contemplated hereby. The Company and the Holder shall have obtained and shall have delivered to Parent copies of all material governmental and non-governmental authorizations, Consents, filings and approvals required to be obtained by the Company and/or the Holder in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No such authorizations, Consent, filings or approvals so obtained shall: (i) have been conditioned upon the modification, cancellation or termination of any material Commitment, right, license or permit of the Company; (ii) impose on the Surviving Corporation after the Closing any materially adverse condition, provision or requirement not presently imposed upon the Company, or any condition that would be materially more restrictive after the Closing on the Surviving Corporation than the conditions presently imposed upon the Company; (iii) necessitate the payment of a material premium or penalty by, or material loss of benefit to, the Surviving Corporation (or Parent); or (iv) impose a requirement on the Surviving Corporation or Parent that, in Parent's reasonable judgment, would have a Material Adverse Effect on the Surviving Corporation or Parent. The Company and the Holders shall have obtained all Consents set forth in Schedule 4.7 that are marked with an asterisk.

     (f) All corporate and other proceedings of the Company and the Holder in connection with this Agreement and the other Transaction Documents to which either of them is a party and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received from the Holder and the Company all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (g) The Company shall have provided to Parent evidence reasonably satisfactory to Parent that (i) all holders of options, warrants or any other rights to purchase any capital stock of the Company have agreed to accept, in exchange for, and in full satisfaction of such options, warrants or other rights to purchase the Company's capital stock, options to purchase Parent Common Stock on the terms set forth in Exhibit G-1; and (ii) such holders shall have executed an Acknowledgment and Agreement of claims in the form attached as Exhibit G-2.

     (h) The Company shall have delivered to Parent certificates of Loren Harrell, Susan Harrell, Gil McNeil and Joyce Weiland, in form and substance reasonably satisfactory to Parent, dated the Effective Date, certifying that (i) no claims have been brought or, to such individual's Knowledge, threatened against such individual which would or may give rise to a right to indemnification from or payment by the Company, and (ii) such individual has no claim against the Company (other than for any accrued and unpaid wages).

     (i) The Company and the Holder shall have caused to be delivered to Parent letters of resignation addressed to the Company from all members of the Company's board of directors and officers, which resignations shall be effective as of the Effective Date.

     (j) Mr. Loren B. Harrell shall have executed and delivered to Parent the Employment Agreement.

     (k) Holder shall have executed and delivered to the Parent and the Surviving Corporation the Escrow Agreement.

     (l) The Company's shareholders' equity as shown on the Preliminary Closing Date Balance Sheet shall not be less than the Shareholders' Equity Threshold.

     (m) The Company shall have obtained and delivered to the Parent releases of all tax liens and liens of record covering all or any portion of the Company's assets including liens securing the indebtedness held by Wachovia Bank, N.A. and/or Wachovia Bank of North Carolina, N.A. or any of their affiliates (or their respective sucessors or assigns).

     Section 7.3 Conditions to Obligations of the Company and the Holder. The obligation of the Company and the Holder to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by the Company and Holder), on or prior to the Effective Date, of the following additional conditions:

     (a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified as to materiality shall be true and correct, and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Effective Date as though made on and as of the Effective Date. Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

     (b) Since the date hereof, there shall not have occurred any Material Adverse Effect on the Parent or the Merger Sub.

     (c) Parent and Merger Sub shall each have delivered to the Holder a certificate, dated the Effective Date and signed by their respective duly authorized officers, certifying to the effect that the conditions set forth in
Section 7.3(a) and Section 7.3(b) have been satisfied.

     (d) Parent and Merger Sub shall have obtained and shall have delivered to the Holder copies of all governmental and non-governmental authorizations, Consents, filings and approvals required to be obtained by Parent and/or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (e) All corporate proceedings of Parent and Merger Sub in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Holder, and the Holder shall have received from Parent and Merger Sub all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (f) If the Fairness Order has not been obtained by the Closing Date, Parent shall have executed and delivered to the Holder the Registration Rights Agreement.

     (g) The Parent and the Surviving Corporation shall have executed and delivered to Loren B. Harrell the Employment Agreement.

     (h) Parent and the Surviving Corporation shall have executed and delivered to the Holder the Escrow Agreement.

     (i) The Parent shall have issued options to purchase Parent Common Stock to current holders of options to purchase Company Common Stock upon the terms and conditions set forth in Exhibit G-1.

                                  ARTICLE VIII

                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by the written agreement of Merger Sub, Parent, the Holder and the Company;

     (b) by Parent by giving written notice to the Company and Holder at any time prior to the Closing: (i) in the event that the Company or the Holder has breached any of his or its representations, warranties, or covenants contained in this Agreement that are qualified as to materiality or has breached any other representation, warranty or covenant in any material respect, Parent has notified the Company and the Holder of such breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or
(ii) if the Closing shall not have occurred on or before 5:00 p.m. Pacific time on September 28, 2001, by reason of the failure of any condition precedent of the Company and the Holder under Sections 7.1 and Section 7.2 (unless the failure results primarily from either Parent or Merger Sub itself or themselves breaching any of its or their representations, warranties, or covenants contained in this Agreement); and

     (c) by Company or Holder by giving written notice to Parent at any time prior to the Closing: (i) in the event the Parent or Merger Sub has breached any of its or their representations, warranties, or covenants contained in this Agreement that are qualified as to materiality or has breached any other representation, warranty or covenant in any material respect, the Company has notified the Parent and Merger Sub of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or
(ii) if the Closing shall not have occurred on or before 5:00 p.m. Pacific time on September 28, 2001, by reason of the failure of any condition precedent under Sections 7.1 and Section 7.3 (unless the failure results primarily from any of the Company and the Holder, himself, itself or themselves, breaching any of its or their representations, warranties, or covenants contained in this Agreement).

     Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 8.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for any liability resulting from such party's breach of or default under this Agreement, which liability shall not be affected by such termination; provided, however, that the Confidentiality Agreement and Section 10.1 shall survive termination of this Agreement.

                                   ARTICLE IX

                         INDEMNIFICATION AND ESCROW FUND

     Section 9.1 Indemnification by Holder. From and after the Effective Time and subject to the terms, limitations and conditions of this Article IX, the Holder covenants and agrees to defend, indemnify and hold harmless Parent and its Affiliates (including, after the Closing, the Surviving Corporation) and their respective officers, directors, employees, successors, assigns, agents, advisors and representatives (collectively, the "Parent Indemnitees"), from and against, and pay or reimburse the Parent Indemnitees for, any and all Losses suffered or incurred by Parent Indemnitees resulting from or arising out of:

     (a) any Breach of any representation or warranty of the Holder contained in this Agreement or in the certificate delivered pursuant to Section 7.2(c) (and for purposes of the certificate delivered pursuant to Section 7.2(c), disregarding and without giving any effect to the "in all material respects" language and qualification contained therein); or

     (b) any breach of any covenant or agreement of the Holder contained in this Agreement, or any breach of any covenant or agreement to be performed by the Company prior to the Closing contained in this Agreement:

     Section 9.2 Indemnification by Parent. Subject to the terms and conditions of this Article IX, Parent covenants and agrees to defend, indemnify and hold harmless the Holder and his successors, assigns, agents, advisors and representatives (collectively, the "Holder Indemnitees") from and against, and pay or reimburse the Holder Indemnitees for, from and against any and all Losses suffered or incurred by the Holder Indemnitees resulting from or arising out of:

     (a) any Breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in the certificate delivered pursuant to Section 7.3(c) (and for purposes of the certificate delivered pursuant to Section 7.3(c), disregarding and without giving any effect to the "in all material respects" language and qualification contained therein); or

     (b) any breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement;

     Section 9.3 Limitations on Indemnification.

     (a) Notwithstanding anything in this Agreement to the contrary, (i) the Holder shall not have any obligation to defend, indemnify and hold harmless, or pay or reimburse, the Parent Indemnitees from and against any Losses pursuant to Sections 9.1(a), until the aggregate amount of such Losses exceeds an aggregate deductible of Seventy Five Thousand Dollars ($75,000), at which point the Holder shall be obligated to indemnify the Parent Indemnitees from and against all such Losses over and above such deductible, and (ii) the Parent shall not have any obligation to defend, indemnify and hold harmless, or pay or reimburse, the Holder Indemnitees from and against any Losses pursuant to Sections 9.2(a), until the aggregate amount of such Losses exceeds an aggregate deductible of Seventy Five Thousand Dollars ($75,000), at which point the Parent shall be obligated to indemnify the Holder Indemnitees from and against all such Losses over and above such deductible, provided, however, there shall be an aggregate limitation of Three Million Dollars ($3,000,000) on each of the Holder's and Parent's obligation and liability to defend, indemnify and hold harmless, or pay or reimburse pursuant to Sections 9.1(a) or 9.2(a), respectively. Further, no claim for indemnification may be made pursuant to Section 9.1(a) or 9.2(a), as applicable, after the Expiration Date applicable to such claim. The Expiration Date for claims made as a result of Breaches of representations and warranties generally shall be the date that is two years after the Closing Date, provided that the Expiration Date for claims made as a result of Breaches of representations and warranties contained in Section 4.9 shall be the date that is three years after the Closing Date.

     (b) The obligations of an Indemnifying Party for Losses hereunder shall be reduced by the amount of insurance proceeds actually paid to and received (exclusive of any amounts reimbursable to the insurer) by the Indemnified Party from a third-party insurer with respect to such Losses.

     Section 9.4 Indemnification Procedures.

     (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (each, an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the right (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom for a period of sixty (60) days following receipt of notice of the indemnity claim from the Indemnified Party; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed); (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below); (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is thereby prejudiced; and
(iv) the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to conduct the defense of such claim or litigation until the earlier of the time the Indemnifying Party assumes the same or the expiration of the sixty (60) day time period referenced above. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release or a stipulation of dismissal with prejudice from any and all liability with respect to such litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party is reasonably likely to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand, provided, however, that such settlement, agreement or compromise shall not, unless consented to in writing by the Indemnifying Party, be conclusive as the liability of such Indemnifying Party to the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any third party claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such third party defense.

     (b) If a claim for indemnification has been made prior to the Expiration Date, the parties' rights and obligations under this Article IX in respect of such claim shall continue even if the Expiration Date shall occur prior to full resolution of such claim.

     Section 9.5 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing and until the applicable Expiration Date. Notwithstanding anything in this Agreement or in any document or instrument delivered pursuant hereto, the representations and warranties made in this Agreement or in any such document or instrument by the Company shall not, as against the Company or the Surviving Corporation, survive the Closing.

     Section 9.6 Delivery of Merger Shares. Notwithstanding anything to the contrary contained herein, (i) Holder shall have the right to deliver to the Parent Indemnitees any portion of the Merger Shares in satisfaction of any indemnity obligations Holder has to Parent Indemnitees hereunder; and (ii) in such event, the Merger Shares used to satisfy such indemnity obligations shall be valued at the Merger Share Per Share Value.

     Section 9.7 Escrow of Shares.

     (a) Immediately prior to the Effective Time, an escrow (the "Escrow") shall be established with a bank or trust company designated by the Parent and reasonably acceptable to the Holder (the "Escrow Agent") on the terms set forth in Sections 9.7 through 9.10 (collectively, the "Escrow Terms"). At the Closing, the Escrow Shares shall be deposited with the Escrow Agent by the Parent. The Escrow shall be established pursuant to an escrow agreement (the "Escrow Agreement") between the parties hereto containing substantially the Escrow Terms and in the form attached hereto as Exhibit F with such changes as are reasonably requested by the Escrow Agent. The Escrow Shares and any Additional Escrow Shares shall constitute the escrow fund (the "Escrow Fund") and to be governed by the Escrow Terms and the Escrow Agreement. Subject to the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Fund shall be available to satisfy Holder's indemnity obligations under this Article IX. Anything to the contrary in this Agreement notwithstanding, the Holder shall have the right to require the Parent Indemnitees to collect on their indemnity claims against the Holder under this Agreement by first pursuing and seeking recovery against the Escrow Shares (with the Escrow Shares used to satisfy such indemnity obligations valued at the Merger Share Per Share Value) rather than seeking a cash indemnity payment from the Holder (providing that the foregoing shall not preclude the Parent Indemnities from seeking such cash payments in the event the Escrow Shares are exhausted). In the event Parent issues any Additional Escrow Shares, such shares will be held by Escrow Agent in the same manner as the Escrow Shares delivered at the Closing. The Parent shall pay the fees and expenses of the Escrow Agent.

     (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 9.7(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be promptly delivered and paid to the Holder. The Holder will have all voting rights with respect to the Escrow Shares deposited in the Escrow Fund so long as such Escrow Shares are held in Escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Fund pursuant to this Agreement, the Holder will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with this Agreement.

     Section 9.8 Escrow Period; Release From Escrow.

     (a) The Escrow Period shall terminate on the Escrow Termination Date, provided, however, that a portion of the Escrow Fund, if any, which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered by Parent to the Escrow Agent and the Holder prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

     (b) Within three (3) Business Days after the Escrow Termination Date, Parent and Holder shall cause the Escrow Agent to release from Escrow to the Holder all of the Escrow Shares and Additional Escrow Shares, less the number of Escrow Shares and Additional Escrow Shares with a value (as determined pursuant to Section 9.9) equal to (A) any Escrow Shares or Additional Escrow Shares released to Parent in accordance with Escrow Terms and the Escrow Agreement in satisfaction of indemnification claims by Parent Indemnitees against the Holder under this Agreement and (B) the number of Escrow Shares and Additional Escrow Shares with a value (as determined pursuant to Section 9.9) subject to any pending but unresolved indemnification claims of Parent Indemnitees against the Holder under this Agreement. Any Escrow Shares and Additional Escrow Shares held after the Escrow Termination Date as a result of clause (B) shall be released to the Holder or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions pursuant to the terms of this Agreement or under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Holder. In lieu of any fraction of an Escrow Share to which the Holder would otherwise be entitled, the Holder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Final Closing Share Price, as adjusted pursuant to Section 2.5.

     (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Holder, prior to the delivery to the Holder of Escrow Shares or Additional Escrow Shares held on his behalf in the Escrow Fund by the Escrow Agent as provided herein.

     Section 9.9 Claims Upon Escrow Fund. If the Parent Indemnitees shall have any claim for indemnification against the Holder under this Agreement on or before the Escrow Termination Date, they shall make a claim against the Escrow Fund in the following manner. A duly authorized officer of Parent shall prepare and execute and deliver to Holder and the Escrow Agent a certificate (an "Officer's Certificate") stating that with respect to the indemnification obligations of the Holder set forth in Section 9.1, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated and the basis of the claim for such Losses, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. Subject to
Section 9.10, the Escrow Agent shall after thirty (30) days following receipt of the Officer's Certificate deliver from the Escrow Fund to the Parent, as promptly as practicable, such portion of the Escrow Shares as is equal to such Losses, provided that no such delivery may be made if the Holder shall have objected in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and the Parent prior to the expiration of such thirty (30) day period. Notwithstanding any provision of this Agreement, for the purpose of compensating the Parent Indemnitees for their Losses or calculating the value of Escrow Shares or Additional Escrow Shares to be released pursuant to this Agreement and delivered to the Parent, the Parent Common Stock in the Escrow Fund shall be valued at the Merger Share Per Share Value.

     Section 9.10 Objections to Claims. In case the Holder shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have thirty (30) days to respond in a written statement to the objection of the Holder. If after such thirty (30) day period there remains a dispute as to any claims, the Holder and Parent shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Holder and Parent should so agree, a memorandum or other appropriate documentation setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall thereafter distribute the Escrow Shares, Additional Escrow Shares or other property from the Escrow Fund in accordance with the terms of any such agreement of Parent and the Holder.

     Section 9.11 [INTENTIONALLY OMITTED].

     Section 9.12 Exclusive Remedy. Except as for injunction, specific performance and other equitable remedies as provided in Sections 6.1(g) and 10.15, the indemnification provisions of this Article IX are the sole and exclusive remedy of any party for a breach or nonperformance of any representations, warranties or covenants contained in this Agreement.

     Section 9.13 Release of Company. Effective as of the Closing, the Holder releases the Company from any and all claims, rights and causes of action the Holder has against the Company including, without limitation, any contribution rights the Holder may have against the Company with respect to claims arising under this Article IX.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Expenses. The Holder shall be responsible for and bear all expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by the Holder or the Company in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the other Transaction Documents and compliance herewith and therewith, (collectively, the "Holder Expenses") whether or not the transactions contemplated hereby shall be consummated. Parent shall be responsible and bear expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by it or the Merger Sub in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the other Transaction Documents and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated. Notwithstanding the foregoing, if the Closing does not occur due to a breach of this Agreement by the Parent or Merger Sub, then the Parent or Merger Sub shall promptly pay the reasonable fees and expenses incurred by the Holder and the Company in connection with the negotiation and documentation of this Agreement (it being acknowledged and agreed that the foregoing shall not in any way limit any remedies the Holder and the Company may have).

     Section 10.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     Section 10.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally; (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (c) sent by nationally recognized next-day or overnight mail or delivery; or (d) sent by confirmed facsimile transmission.

          (i)  if to Parent or Merger Sub, to:

               Micro General Corporation
               2510 Red Hill Ave, Suite 230
               Santa Ana, California  92705
               Attn: Mr. John Snedegar, CEO
               Telephone: (949) 622-4444
               Facsimile: (949) 477-6819

               with copies to:

               Fidelity National Financial, Inc.
               4050 Calle Real, Suite 220
               Santa Barbara, California  93110
               Attn: Ms. Susan Bow, Esq.
               Telephone: (805) 696-7177
               Facsimile: (805) 696-7832

               Robinson, Bradshaw & Hinson, P.A.
               101 N. Tryon Street, Suite 1900
               Charlotte, North Carolina  28246
               Attn: Patrick S. Bryant and Robert S. McLean
               Telephone: (704) 377-2536
               Facsimile: (704) 378-4000

          (ii) if to the Holder or, prior to the Closing, the Company, to:

               Loren Harrell
               SoftPro Corporation
               333 E. Six Forks Road
               Raleigh, North Carolina 27609
               Telephone: (919) 829-1122
               Facsimile: (919) 755-8350

               with a copy to:

               Wyrick Robbins Yates & Ponton LLP
               4101 Lake Boone Trail, Suite 300
               Raleigh, North Carolina  27607
               Attn: Stephen C. Brissette, Esq.
               Telephone: (919) 781-4000
               Facsimile: (919) 781-4865
or, in each case, at such other address as may be specified in a written notice sent in accordance with the provisions of this Section 10.3 to the other parties hereto. All notices shall be deemed effective and given, with respect to personally deliveries, when delivered, with respect to confirmed facsimiles, upon receipt of confirmation of transmission, with respect to registered or certified mail, return receipt requested, postage prepaid, on the fifth day after depositing in the U.S. Mail, and with respect to any such overnight courier service, on the next Business Day following proper delivery to such service; provided, however, that if any facsimile notice is received after 5:00 p.m. local time at the place of receipt, it shall be deemed to have been given and received as of the next following Business Day.

     Section 10.4 Resolution of Conflicts and Arbitration. Except as necessary for the Company to enforce its rights under this Agreement through injunctive relief or other equitable remedies as provided in this Agreement, the parties hereto agree that any and all claims, disputes or controversies (whether in contract, tort or otherwise, whether pre-existing, present or future, and including statutory, common law, intentional tort and equitable claims) arising from or relating to this Agreement or the validity, enforceability or scope of this arbitration provision or any term or provision of this Agreement (collectively, "Claims"), shall be resolved by binding arbitration pursuant to this Section 10.4 and the Commercial Arbitration Rules described below that are in effect at the time the Claim is filed. Notwithstanding the foregoing, the parties agree that (i) no Claim for arbitration shall be brought unless the parties have met and attempted in good faith to resolve any disputes for a period of at least thirty (30) days; and (ii) if the amount of Losses is at issue in pending litigation with a third party, no Claim for arbitration shall be brought or continued until such amount is ascertained. Arbitration shall be conducted with the American Arbitration Association (the "AAA") pursuant to and in accordance with the AAA's Commercial Arbitration Rules. If for any reason the AAA is unable or unwilling or ceases to serve as arbitration administrator, an equivalent national arbitration organization utilizing a similar code of procedure and mutually acceptable to Company and the Executive shall be substituted for the AAA. The forum for any Claim brought pursuant to this Agreement or this Section 10.4 shall be in Oklahoma City, Oklahoma. The prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith (including arbitration filing fees and the arbitrators' fees). The arbitration shall be governed by the Federal Arbitration Act ("FAA"), 9 U.S.C. Sections 1-16 and the arbitrator(s) shall apply the substantive and procedural law of the State of Delaware, consistent with the FAA, except that the arbitrators shall decide, in their sole discretion and without regard to Delaware law, upon issues regarding allowable discovery or the admissibility of evidence. The arbitrators shall observe applicable statutes of limitations and shall honor claims of privilege recognized by Delaware law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. This arbitration provision shall survive satisfaction of the parties' contractual obligations and termination of this Agreement. If any portion of this arbitration provision is deemed invalid or unenforceable under the FAA, it shall not invalidate the remaining portions of this arbitration provision. This Agreement and arbitration provision shall be interpreted or severed as necessary in favor of enforceability.

     Section 10.5 Liability for Transfer Taxes. Holder shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, if any, arising out of or in connection with or attributable to the transfer of the Shares effected pursuant to this Agreement.

     Section 10.6 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 10.7 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof.

     Section 10.8 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     Section 10.9 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Delaware without giving effect to the conflict of laws rules thereof.

     Section 10.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective heirs, successors and permitted assigns.

     Section 10.11 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

     Section 10.12 No Third-Party Beneficiaries. Except as provided in Article IX with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

     Section 10.13 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in a writing executed by all the parties hereto.

     Section 10.14 Acknowledgment. The Company and the Holder on one hand, and Parent and Merger Sub, on the other hand, each acknowledges that the representations, warranties, agreements and covenants contained in this Agreement and in any document, instrument or certificate delivered pursuant hereto or in connection herewith shall not be deemed waived or otherwise affected by or as a result of any investigation by the other.

     Section 10.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

     Section 10.16 Interpretations; Certain Definitions. The word "including" shall mean "including, without limitation," and the use of such word and the word "include" in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Unless otherwise indicated, reference in this Agreement to a "Section" or "Article" means a Section or Article, as applicable, of this Agreement. When used in this Agreement, words such as "herein," "hereinafter," "hereby," "hereof," "hereto," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires otherwise. The use of the words "or," "either" and "any" shall not be exclusive. Any statute, regulation, or governmental authority defined or referred to herein means such statute, regulation or governmental authority as form time to time amended, modified, supplemented or superceded, including by succession or comparable successor statutes, regulation or governmental authority, as the case may be. References to a Person are also to his or its permitted successors and assigns. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control, but solely to the extent of such conflict. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     Section 10.17 Incorporation of Exhibits, Schedules and Annexes; Effect of Disclosure. The Schedules and the exhibits and annexes identified in this Agreement are hereby incorporated in this Agreement by reference and made a part hereof. Notwithstanding any provision of this Agreement, information disclosed in one schedule to this Agreement shall be deemed disclosed in other schedule to this Agreement only to the extent specifically listed and incorporated by reference into such schedule.


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


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK;
                      THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger and Reorganization as of the date first above written.


                                         SOFTPRO CORPORATION


                                         By:
                                            ------------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------


                                         SOFTPRO MERGER CORP.


                                         By:
                                            ------------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------


                                         MICRO GENERAL CORPORATION


                                         By:
                                            ------------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------



                                         ---------------------------------------
                                         LOREN HARRELL

                                    Schedules


     1.1        Liens

     2.6        Financial Statement Adjustments

     4.1        Ownership and Foreign Jurisdictions

     4.2        Capitalization

     4.3        Corporate Acts & Proceedings of Company

     4.4        Company's Compliance with Laws, Etc.

     4.6        Company's Financial Statements

     4.7        Material Agreements

     4.8        Tax Returns

     4.9(a)     Proprietary Rights

     4.9(b)     Marks and Tradenames

     4.9(c)     Patents

     4.9(g)(i)  Software

     4.9(g)(ii) Commitments

     4.10       Insurance Policies

     4.11       Litigation

     4.12       Licenses and Permits

     4.14       Brokers and Finders

     4.15       No Material Adverse Change

     4.16       Title to and Condition of Properties; Leases

     4.17       Transactions with Affiliates

     4.20       Employee Benefit Plans

     4.21       Product and Services Claims

     4.22       Labor Matters

     4.23       Customers and Suppliers

     4.24       Corporate Minute Book

     4.25       Bank Accounts and Powers of Attorney

     5.2        Parent's and Merger Sub's Corporate Acts and Proceedings

     5.3        Parent's and Merger Sub's Compliance with Laws

                                    Exhibits


     A          Employment Agreement

     B          Registration Rights Agreement

     C-1        Certificate of Merger

     C-2        Articles of Merger

     D          Escrow Agreement

     E-1 SoftPro Employee/Contractor Invention Assignment and Proprietary Information Agreement

     E-2        Soft Pro Corporation Technical Creations/Employment Policy

     F          Territories

     G-1        Terms of Options

     G-2        Acknowledgement and Agreement

     H          First Amendment to Stock Option Agreement